UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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BEST BUY CO., INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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BEST BUY CO., INC. 7601 Penn Avenue South Richfield, Minnesota 55423

NOTICE OF 2007 REGULAR MEETING OF SHAREHOLDERS

Time:	9:30 a.m., Central Time, on Wednesday, June 27, 2007
Place:	Best Buy Corporate Campus — Theater 7601 Penn Avenue South Richfield, Minnesota 55423
Items of Business:	1.	To elect seven Class 2 directors to serve on our Board of Directors for a term of two years and to ratify the appointment of one Class 1 director.
	2.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending March 1, 2008.
	3.	To approve an amendment to the Best Buy Co., Inc. 2004 Omnibus Stock and Incentive Plan to increase the number of shares subject to the plan to 38 million shares.
	4.	To transact such other business as may properly come before the meeting.
Record Date:	You may vote if you were a shareholder of record of Best Buy Co., Inc. as of the close of business on Monday, April 30, 2007.
Proxy Voting:	Your vote is important. You may vote via proxy:
		1.	By visiting www.proxyvote.com on the Internet;
		2.	By calling (within the U.S. or Canada) toll-free at 1-800-690-6903; or
		3.	By signing and returning the enclosed proxy card.

Regardless of whether you expect to attend the meeting in person, please vote your shares in one of the three ways outlined above.

By Order of the Board of Directors

Minneapolis, Minnesota	Elliot S. Kaplan
May 16, 2007	Secretary

Help us make a difference by eliminating paper proxy mailings to your home or business. With your consent, we will provide all future proxy voting materials and annual reports to you electronically. You may enroll for electronic delivery of future Best Buy shareholder materials at www.BestBuy.com — select the “For Our Investors” link and then the “Click Here to Enroll” link. Your consent to receive shareholder materials electronically will remain in effect until canceled by you.

BEST BUY CO., INC.
7601 Penn Avenue South
Richfield, Minnesota 55423

PROXY STATEMENT

REGULAR MEETING OF SHAREHOLDERS — JUNE 27, 2007

GENERAL INFORMATION

This proxy statement is furnished in connection with the solicitation of proxies by the Best Buy Co., Inc. (“Best Buy,” “we,” “us,” or “our”) Board of Directors (the “Board”) to be voted at our 2007 Regular Meeting of Shareholders (the “Meeting”) to be held on Wednesday, June 27, 2007, at 9:30 a.m., Central Time, at the Best Buy Corporate Campus Theater, 7601 Penn Avenue South, Richfield, Minnesota, or at any postponement or adjournment of the Meeting. The mailing of proxy materials to shareholders will commence on or about May 16, 2007.

Background

What is the purpose of the Meeting?

At the Meeting, shareholders will vote on the items of business outlined in the Notice of 2007 Regular Meeting of Shareholders (the “Notice”), included as the cover page to this proxy statement. In addition, management will report on our business and respond to questions from shareholders.

Why am I receiving this proxy statement and a proxy card?

You are receiving this proxy statement and a proxy card because you owned shares of Best Buy Common Stock as of April 30, 2007, the record date for the Meeting, and are entitled to vote on the items of business at the Meeting. This proxy statement describes the items that will be voted on at the Meeting and provides information on these items so that you can make an informed decision.

Who may vote?

In order to vote at the Meeting, you must be a shareholder of record of Best Buy as of April 30, 2007, the record date for the Meeting. If your shares are held in “street name” (that is, through a bank, broker or other nominee), you will receive instructions from the shareholder of record that you must follow in order for your shares to be voted as you choose.

When is the record date?

The Board has established April 30, 2007, as the record date for the Meeting.

How many shares of Best Buy Common Stock are outstanding?

As of the record date, there were 479,304,176 shares of Best Buy Common Stock outstanding. There are no other classes of capital stock outstanding.

Voting Procedure

On what items of business am I voting?

You are being asked to vote on the following items of business:

•        The election of seven Class 2 directors for a term of two years and the ratification of one Class 1 director;

•        The ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending March 1, 2008;

•        The approval of an amendment to the Best Buy Co., Inc. 2004 Omnibus Stock and Incentive Plan (“Omnibus Plan”) to increase the number of shares subject to the plan to 38 million shares; and

•        Such other business as may properly come before the Meeting.

How do I vote?

If you are a shareholder of record (that is, if your shares are owned in your name and not in “street name”), you may vote:

•        Via the Internet at www.proxyvote.com;

•        By telephone (within the U.S. or Canada) toll-free at 1-800-690-6903;

•        By signing and returning the enclosed proxy card; or

•        By attending the Meeting and voting in person.

If you wish to vote by Internet or telephone, you must do so before 11:59 p.m. Eastern Time on June 26, 2007. After that time, Internet and telephone voting will not be permitted, and a shareholder wishing to vote, or revoke an earlier proxy, must submit a signed proxy card or vote in person.

We encourage our shareholders to receive proxy materials via the Internet because it reduces our expenses for shareholder meetings. Beginning with our fiscal 2008 proxy materials, and in accordance with the new rules of the U.S. Securities and Exchange Commission (“SEC”), we plan to send all shareholders who have not affirmatively opted to receive paper materials, all of their proxy materials via the Internet. However, you still may opt to continue receiving paper copies of proxy materials, at no cost to you, by following the instructions we will provide in advance of the distribution of our fiscal 2008 proxy materials.

“Street name” shareholders who wish to vote at the Meeting will need to obtain a proxy form from the institution that holds their shares of record.

How are my voting instructions carried out?

When you vote via proxy, you appoint Richard M. Schulze and Elliot S. Kaplan (the “Proxy Agents”) as your representatives at the Meeting. The Proxy Agents will vote your shares at the Meeting, or at any postponement or adjournment of the Meeting, as you have instructed them on the proxy card. If you return a properly executed proxy card without specific voting instructions, the Proxy Agents will vote your shares in accordance with the Board’s recommendations. With proxy voting, your shares will be voted whether or not you attend the Meeting. Even if you plan to attend the Meeting, it is advisable to vote your shares via proxy in advance of the Meeting in case your plans change.

If an item comes up for vote at the Meeting, or at any postponement or adjournment of the Meeting, that is not described in the Notice, the Proxy Agents will vote the shares subject to your proxy at their discretion.

How many votes do I have?

You have one vote for each share you own, and you can vote those shares for each item of business to be addressed at the Meeting.

How many shares must be present to hold a valid Meeting?

For us to hold a valid Meeting, we must have a quorum, which means that a majority of the outstanding shares of our Common Stock that are entitled to vote are present at the Meeting. Your shares will be counted as present at the Meeting if you:

•        Vote via the Internet or by telephone;

•        Properly submit a proxy card (even if you do not provide voting instructions); or

•        Attend the Meeting and vote in person.

How many votes are required to approve an item of business?

Pursuant to our Amended and Restated Bylaws, each item of business to be voted on at the Meeting requires the affirmative vote by the holders of a majority of the shares of Best Buy Common Stock present at the

Meeting and entitled to vote. The election of directors and the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm are considered “routine” matters under New York Stock Exchange (“NYSE”) rules. The NYSE rules allow brokerage firms to vote their clients’ shares on routine matters if the clients do not provide voting instructions. The approval of the amendment to increase the number of shares subject to our Omnibus Plan is considered a “non-routine” matter under NYSE rules. The NYSE rules do not allow brokerage firms to vote their clients’ shares on non-routine matters in the absence of affirmative voting instructions.

If your brokerage firm votes your shares on routine matters because you do not provide voting instructions, your shares will be counted for purposes of establishing a quorum to conduct business at the Meeting and in determining the number of shares voted for or against the routine matter. If your brokerage firm lacks discretionary voting power with respect to an item that is not a routine matter and you do not provide voting instructions (a “broker non-vote”), your shares will be counted for purposes of establishing a quorum to conduct business at the Meeting, but will not be counted in determining the number of shares voted for or against the matter. Abstentions are counted as present and entitled to vote for purposes of determining a quorum and will have the same effect as votes against a proposal.

What if I change my mind after I vote via proxy?

You may revoke your proxy at any time before your shares are voted by:

•        Submitting a later-dated proxy prior to the Meeting (by mail, Internet or telephone);

•        Voting in person at the Meeting; or

•        Providing written notice to Best Buy’s Secretary at our principal office.

Where can I find the voting results of the Meeting?

We will announce the preliminary voting results at the Meeting. We will publish the final voting results in our Quarterly Report on Form 10-Q for our second fiscal quarter ending September 1, 2007. Our Quarterly Report on Form 10-Q is required to be filed with the SEC within 40 days of the end of our fiscal quarter.

Proxy Solicitation

How are proxies solicited?

We will request that brokerage firms, banks, other custodians, nominees, fiduciaries and other representatives of shareholders forward proxy materials and annual reports to the beneficial owners of our Common Stock. We expect to solicit proxies primarily by mail, but directors, officers and other employees of Best Buy may also solicit proxies in person, by telephone, through electronic transmission and by facsimile transmission. Directors and employees of Best Buy do not receive additional compensation for soliciting shareholder proxies.

Who will pay for the cost of soliciting proxies?

We pay all of the costs of preparing, printing and distributing proxy materials. We will reimburse brokerage firms, banks and other representatives of shareholders for reasonable expenses incurred as defined in the NYSE schedule of charges.

How can multiple shareholders sharing the same address request to receive only one set of proxy materials and other investor communications?

If you opt to continue to receive paper copies of our proxy materials, you may elect to receive future proxy materials, as well as other shareholder communications, in a single package per address. This practice, known as “householding,” is designed to reduce our printing and postage costs. To make the election, please indicate on your proxy card under “Householding Election” your consent to receive such communications in a single package per address. Once we receive your consent, we will send a single package per household until you revoke your consent by notifying our Investor Relations Department at 7601 Penn Avenue South, Richfield, MN 55423 or by telephone at (612) 291-6147. We will start sending you individual copies of proxy materials and investor communications within 30 days of your revocation.

Can I receive the proxy materials electronically?

Yes. We are pleased to offer shareholders the choice to receive our proxy materials electronically over the Internet instead of receiving paper copies through the mail. Choosing electronic delivery will save us the costs of printing and mailing these materials. Our fiscal 2007 annual report and proxy statement are being mailed to all shareholders who have not already elected to receive these materials electronically. If you are a shareholder of record and would like to receive these materials electronically in the future, you may enroll for this service on the Internet after you vote your shares in accordance with the instructions for Internet voting set forth on the enclosed proxy card. We encourage our shareholders to receive proxy materials via the Internet because it reduces our expenses for shareholder meetings. Beginning with our fiscal 2008 proxy materials, and in accordance with the SEC’s new rules, we plan to send all shareholders who have not affirmatively opted to receive paper materials, all of their proxy materials via the Internet. However, you still may opt to continue receiving paper copies of proxy materials, at no cost to you, by following the provided instructions.

You may also enroll for electronic delivery of future Best Buy shareholder materials at any time on our Web site at www.BestBuy.com — select the “For Our Investors” link and then the “Click Here to Enroll” link. As with all Internet usage, the user must pay all access fees and telephone charges.

An electronic version of this proxy statement is posted on our Web site at www.BestBuy.com — select the “For Our Investors” link and then either the “SEC Filings” link or the “Corporate Governance” link.

Additional Information

Where can I find additional information about Best Buy?

Our Annual Report to Shareholders, our reports on Forms 10-K, 10-Q and 8-K, and other publicly available information should be consulted for other important information about Best Buy. You can also find additional information about Best Buy on our Web site at www.BestBuy.com.

CORPORATE GOVERNANCE AT BEST BUY

Our Board is elected by the shareholders to oversee our business and affairs. In addition, the Board advises management regarding a broad range of subjects including Best Buy strategies and operating plans. Members of the Board monitor and evaluate our business performance through regular communication with our Chief Executive Officer and other members of management, and by attending Board meetings and Board committee meetings.

The Board values effective corporate governance and adherence to high ethical standards. As such, the Board has adopted Corporate Governance Principles for our directors and our Code of Business Ethics, both of which are posted on our Web site at www.BestBuy.com — select the “For Our Investors” link and then the “Corporate Governance” link. Paper copies of these documents are available to shareholders free of charge upon request.

Committees of the Board

The Board has the following four committees:

•        Audit Committee;

•       Compensation and Human Resources Committee;

•        Nominating, Corporate Governance and Public Policy Committee; and

•        Finance and Investment Policy Committee.

Given the importance of strategic growth to us, the matters previously covered by the Strategic Growth component of the former Strategic Growth and

Financial Planning Committee are now being addressed by the full Board.

The charters of the Audit Committee, Compensation and Human Resources Committee, and Nominating, Corporate Governance and Public Policy Committee are posted on our Web site at www.BestBuy.com — select the “For Our Investors” link and then the “Corporate Governance” link. The charters include information regarding the committees’ composition, purpose and responsibilities. Paper copies of these documents are available to shareholders free of charge at their request.

The Board has determined that all members of the Audit Committee, Compensation and Human Resources Committee, and Nominating, Corporate Governance and Public Policy Committee are independent directors as defined under the SEC and NYSE corporate governance rules, as applicable.

The Board committees have responsibilities as follows:

Audit Committee.   This committee discharges the Board’s oversight responsibility to the shareholders and the investment community regarding: (i) the integrity of our financial statements and financial reporting processes; (ii) our internal accounting systems and financial and operational controls; (iii) the qualifications and independence of our independent registered public accounting firm; (iv) the performance of our internal audit function and our independent registered public accounting firm; and (v) our compliance with ethics programs, including our Code of Business Ethics, and legal and regulatory requirements.

In carrying out these duties, this committee maintains free and open communication between the Board, our independent registered public accounting firm, our internal auditors and management. This committee meets with management, our internal audit staff and our independent registered public accounting firm at least quarterly. In addition, this committee conducts quarterly conference calls with management and our independent registered public accounting firm prior to our earnings releases to discuss quarterly reviews and the fiscal year-end audit.

Compensation and Human Resources Committee.   The responsibilities of this committee are to: (i) determine and approve our Chief Executive Officer’s compensation and benefits package; (ii) determine and approve executive and director compensation; (iii) appoint officers at the level of senior vice president and above, other than our Chief Executive Officer; (iv) oversee cash and equity-based incentive compensation and other employee benefit plans; (v) oversee our human capital policies and programs; and (vi) oversee the development of executive succession plans.

Nominating, Corporate Governance and Public Policy Committee.   This committee discharges the Board’s responsibilities related to general corporate governance, including Board organization, membership, training and evaluation. It also reviews and recommends to the Board corporate governance principles, presents qualified individuals for election to the Board, and oversees the evaluation of the performance of the Board and its committees. Finally, this committee oversees matters of public policy and social responsibility that affect us domestically and internationally. For additional information regarding our director nomination process, see Director Nomination Process on page 8.

Finance and Investment Policy Committee.   This committee advises the Board regarding our financial policies and financial condition to help enable us to achieve our long-range goals. It evaluates and monitors the: (i) protection and safety of our cash and investments; (ii) achievement of reasonable returns on financial assets within acceptable risk tolerance; (iii) maintenance of adequate liquidity to support our activities; (iv) assessment of the cost and availability of capital; and (v) alignment of our strategic goals and financial resources.

Board Meetings and Attendance

The Board held four regular meetings and two special meetings during the fiscal year ended March 3, 2007. Each incumbent director attended, in person or by telephone, at least 75% of the meetings of both the Board and Board committees on which he or she served. The average attendance by directors at Board and Board committee meetings exceeded 95%. Our Board does not have a formal policy relating to Board member attendance at our regular meetings of shareholders; however, our directors generally attend the shareholders’ meeting each year. Each of the directors attended the 2006 Regular Meeting of Shareholders.

The following table shows the date each committee was established, the number of meetings held in fiscal 2007 and the names of the directors serving on each committee as of May 1, 2007.

Committee	Date Established	Number of Meetings During Fiscal 2007	Members
Audit	June 1, 1984	9	Hatim A. Tyabji* Ari Bousbib Matthew H. Paull Mary A. Tolan
Compensation and Human Resources	February 13, 1997	15	Frank D. Trestman* Kathy J. Higgins Victor Ronald James Hatim A. Tyabji
Nominating, Corporate Governance and Public Policy	February 13, 1997	7	Kathy J. Higgins Victor* Ronald James James E. Press Rogelio M. Rebolledo
Finance and Investment Policy	September 13, 2006	4	Elliot S. Kaplan* Allen U. Lenzmeier Matthew H. Paull Mary A. Tolan Frank D. Trestman

*                      Chairman

Director Nomination Process

The Nominating, Corporate Governance and Public Policy Committee (“Nominating Committee”) is responsible for screening and recommending to the full Board director candidates for nomination. The Nominating Committee will often engage a third-party search firm to assist in identifying appropriate candidates to consider as additions to our Board of Directors. When there is an opening on the Board, the Nominating Committee will also consider nominations received from our shareholders, provided that proposed candidates meet the requisite director qualification standards discussed below.

When the Board elects to fill a vacancy on the Board, the committee will announce the open position and post any additional search criteria on our Web site at www.BestBuy.com — select the “For Our Investors” link and then the “Corporate Governance” link. Candidates recommended by shareholders, if qualified, will be considered in the same manner as any other candidate.

The Nominating Committee will then evaluate the resumes of any qualified candidates recommended by a search firm and shareholders, as well as by members of the Board. Generally, in order to be considered for nomination, a candidate must have:

•        High professional and personal ethics and values;

•        A strong record of significant leadership and meaningful accomplishments in his or her field;

•        Broad policy-making experience;

•        The ability to think strategically;

•        Sufficient time to carry out the duties of Board membership; and

•        A commitment to enhancing shareholder value and representing the interests of all shareholders.

All candidates are evaluated based on these qualification standards and the current needs of the Board.

Shareholder nominations must be accompanied by a candidate resume which addresses the extent to which the nominee meets the director qualification standards and any additional search criteria posted on our Web site. Nominations will be considered only if we are currently seeking to fill an open director position. All nominations by shareholders should be submitted as follows:

Chairman, Nominating, Corporate Governance

and Public Policy Committee

c/o Mr. Joseph M. Joyce

Senior Vice President, General Counsel and
Assistant Secretary

Best Buy Co., Inc.

7601 Penn Avenue South

Richfield, Minnesota 55423

Director Independence

With the adoption of its Corporate Governance Principles, the Board established independence standards consistent with the requirements of the SEC and NYSE corporate governance rules, as applicable. To be considered independent under the NYSE rules, the Board must affirmatively determine that a director or director nominee does not have a material relationship with Best Buy (directly, or as a partner, shareholder or officer of an organization that has a relationship with Best Buy). In addition, NYSE rules provide that no director or director nominee may be deemed independent if the director or director nominee

— has in the past three years:

•        Received (or whose immediate family member has received as a result of service as an executive officer) more than $100,000 during any 12-month period in direct compensation from Best Buy, other than director and committee fees and certain pension payments and other deferred compensation;

•        Been an employee of Best Buy;

•        Had an immediate family member who was an executive officer of Best Buy;

•        Worked on (or whose immediate family member has worked on) our audit as a partner or an employee of our internal or independent auditor; or

•        Been (or whose immediate family member has been) employed as an executive officer of another company whose compensation committee at that time included a present executive officer of Best Buy; or

— is:

•        A partner or employee of our internal or independent auditor (or whose immediate family member is currently a partner of such firm or is employed in the audit, assurance or tax compliance practice of such firm); or

•        An employee (or has an immediate family member who is an executive officer) of another company that makes payments to Best Buy, or receives payments from Best Buy, for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues.

Under our director independence standards described above, the Board has determined that each director (including former director James C. Wetherbe), with the exception of Messrs. Schulze, Anderson, Lenzmeier and Kaplan, is independent. The Board based these determinations primarily on a review of the responses of the directors to questions regarding employment and compensation history, affiliations, and family and other relationships, and on discussions with our directors. The Board also reviewed the relationships between Best Buy and companies with which our directors are affiliated and determined that the relationships with affiliates of Messrs. Bousbib, James, Paull, Press, Rebolledo and Trestman are not material and do not impair the directors’ independence. For additional information regarding these relationships, see Certain Relationships and Related-Party Transactions on page 40.

During fiscal 2007, we had an elevator service and preventative maintenance agreement with Otis Elevator Company, of which Mr. Bousbib is president. The agreement was deemed not material because it was entered into prior to Mr. Bousbib’s membership on the Board and because the value of the agreement was small and represented an insignificant portion of both Best Buy’s and Otis’s annual consolidated gross revenue for each of the past three fiscal years. In addition, Mr. Bousbib did not participate in negotiating or executing our agreement with Otis.

In the case of Mr. James, our payment of annual membership dues to the Center for Ethical Business Cultures, a nonprofit organization, was deemed not material because such payment represents only a small portion of the total dues collected by the organization. Additionally, Mr. James does not provide us any advisory or consulting services in connection with our membership.

Our co-marketing agreement with McDonald’s Corporation, of which Mr. Paull serves as corporate senior executive vice president and chief financial officer, was deemed not material because the amounts involved were small and represented an insignificant portion of both Best Buy’s and McDonald’s annual consolidated gross revenues for each of the past three fiscal years. In addition, Mr. Paull did not participate in negotiating or executing our agreement with McDonald’s.

Mr. Press is president of Toyota Motor North America, the American subsidiary of Toyota Motor Corporation Ltd. During fiscal 2007, we had lease agreements with another subsidiary of Toyota. The amounts involved were small and represented an insignificant portion of the annual consolidated gross revenue of each of the companies for each of the past three fiscal years.

Our vendor agreement with Pepsi Bottling Group Incorporated, of which Mr. Rebolledo is chairman of its Mexican subsidiary, does not constitute a material transaction. We purchase Pepsi products for resale in our corporate and retail locations. The payments to Pepsi were small and represented an insignificant portion of the consolidated gross revenue of both companies for each of the past three fiscal years.

Mr. Trestman’s and his son-in-law’s interest in a development in which we lease retail space was not deemed material because the amount of the annual lease payment is less than $1 million and the retail square-footage leased constitutes less than 15% of the total leaseable square-footage in the development. In addition, Mr. Trestman did not participate in negotiating or executing our lease agreement.

Executive Sessions of Non-Management and Independent Directors

In order to promote open discussion among non-management directors, the Board has a policy of conducting executive sessions of non-management directors in connection with each regularly scheduled Board meeting. The executive sessions of non-management directors are chaired by the Secretary, provided the Secretary is a non-management director. In addition, the independent directors meet alone in executive session during each regularly scheduled Board meeting. This session is chaired by the independent directors on a rotating basis.

Communications With the Board of Directors

Shareholders and interested parties who wish to contact the Board, any individual director, or the non-management or independent directors as a group, are welcome to do so in writing, addressed to such person(s) in care of:

Mr. Joseph M. Joyce

Senior Vice President, General Counsel and
Assistant Secretary

Best Buy Co., Inc.

7601 Penn Avenue South

Richfield, Minnesota 55423

Mr. Joyce will forward all written shareholder correspondence to the appropriate Board member(s), except for spam, junk mail, mass mailings, customer complaints or inquiries, job inquiries, surveys, business solicitations or advertisements, or patently offensive or otherwise inappropriate material. Mr. Joyce may, at his discretion, forward certain correspondence, such as customer-related inquiries, elsewhere within Best Buy for review and possible response. Comments or questions regarding Best Buy’s accounting, internal controls or auditing matters will be referred to members of the Audit Committee. Comments or questions regarding the nomination of directors and other corporate governance matters will be referred to members of the Nominating Committee.

Director Orientation and Continuing Education

Our Nominating Committee oversees the orientation and continuing education of our directors. Director orientation familiarizes directors with our strategic plans; significant financial, accounting and risk management issues; compliance programs and other controls; policies; principal officers and internal auditors; and our independent registered public accounting firm. The orientation also addresses Board procedures, directors’ responsibilities, Corporate Governance Principles and our Board committee charters.

We also offer continuing education programs to assist the directors in maintaining their expertise in these areas. In addition, directors have the opportunity to attend commercial director education seminars related to the director’s committee assignment(s) or to the work of the Board. In fiscal 2007, we conducted two orientations for directors and one continuing education program for the Board. We completed an orientation in fiscal 2008 for another new member of the Board.

Director Compensation

Overview of Director Compensation

In April of each year, the Compensation and Human Resources Committee (“Compensation Committee”) reviews the total compensation paid to non-management directors and the Chairman of the Board. The purpose of the review is to ensure that the level of compensation is appropriate to attract and retain a diverse group of directors with the breadth of experience necessary to perform the Board’s duties, and to fairly compensate directors for their service. The review is comprehensive and includes consideration of qualitative and comparative factors. To ensure directors are compensated relative to the scope of their responsibilities, the Compensation Committee considers: (i) the time and effort involved in preparing for Board, committee and management meetings and the additional duties assumed by committee chairs; (ii) the level of continuing education required to remain informed of broad corporate governance trends, and material developments and strategic initiatives within Best Buy; and (iii) the risks associated with fulfilling fiduciary duties. To supplement the qualitative analysis, the Compensation Committee also considers the total value of the compensation as compared with director compensation at other Fortune 100 companies and our peer group of companies, which is described in How We Determine Compensation on page 25.

Director Summary Compensation Table

The following table summarizes the compensation earned by our non-management directors and management directors that are not named executive officers (as described on page 24), during fiscal 2007:

	Fees				Non-qualified
	Earned				Deferred
	Or Paid		Option		Compensation		All Other
Name	In Cash	(1)	Awards	(2)	Earnings	(3)	Compensation		Total
Ari Bousbib(4)	$17,077		$105,750		$—		$—		$122,827
Kathy J. Higgins Victor	67,750		187,950		—		—		255,700
Ronald James	66,000		187,950		—		—		253,950
Elliot S. Kaplan	54,750		187,950		—		—		242,700
Allen U. Lenzmeier	—		187,950		—		137,208	(5)	325,158
Matthew H. Paull	55,500		187,950		—		—		243,450
James E. Press(6)	10,000		38,231		—		—		48,231
Rogelio M. Rebolledo(4)	15,823		105,750		—		—		121,573
Richard M. Schulze	—		187,950		—		1,040,863	(7)	1,228,813
Mary A. Tolan	55,500		187,950		—		—		243,450
Frank D. Trestman	73,101		187,950		—		—		261,051
Hatim A. Tyabji	65,500		187,950		—		—		253,450
James C. Wetherbe(8)	29,563		187,950		—		—		217,513

(1)               Management directors did not receive any cash compensation for their service as directors during fiscal 2007. The cash compensation in fiscal 2007 for each of our non-management directors consisted of:

Annual retainer(a)	$40,000
Annual committee chair retainer (Audit Committee or Compensation Committee)(a)	10,000
Annual committee chair retainer (all other committees)(a)	5,000
Board meeting attended in person(b)	2,000
Board meeting attended via conference call	1,000
Committee meeting attended in person	1,000
Committee meeting attended via conference call	500

(a)               The annual retainer and the annual committee chair retainer for non-management directors who serve during only a portion of a fiscal year is prorated. All annual retainers are paid in quarterly installments.

(b)               Board members receive an additional $2,000 per day if a meeting extends beyond one day.

(2)               These amounts reflect the expense recognized for financial statement reporting purposes in fiscal 2007 in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 123 (revised 2004), Share-Based Payment (“123(R)”), for stock options granted under our Omnibus Plan. The amounts reported have been adjusted to eliminate service-based forfeiture assumptions used for financial reporting purposes. The assumptions used in calculating these amounts are set forth in Note 6, Shareholders’ Equity, to the consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended March 3, 2007.

At March 3, 2007, the aggregate number of stock option awards outstanding was: Mr. Bousbib — 5,000 shares; Ms. Higgins Victor — 30,000 shares; Mr. James — 30,000 shares; Mr. Kaplan — 86,250 shares; Mr. Lenzmeier — 697,500 shares; Mr. Paull — 30,000 shares; Mr. Press — 1,875 shares; Mr. Rebolledo — 5,000 shares; Mr. Schulze — 1,965,000 shares; Ms. Tolan — 24,500 shares; Mr. Trestman — 110,250 shares; and Mr. Tyabji — 104,250 shares.

(3)               We do not provide guaranteed, above-market or preferential earnings on compensation deferred under our Fourth Amended and Restated Deferred Compensation Plan (“Deferred Compensation Plan”). The options available for notional investment of deferred compensation are similar to those available under the Best Buy Retirement Savings Plan (“Retirement Savings Plan”) and are described in Non-Qualified Deferred Compensation on page 38.

(4)               Messrs. Bousbib and Rebolledo were appointed as Class 1 directors effective August 18, 2006. For personal reasons, Mr. Bousbib has decided not to stand for ratification as a director at the Meeting.

(5)               The amount includes: (a) payment of $120,587 in salary for Mr. Lenzmeier’s employment as Vice Chairman, as described below in Employment Arrangement for Allen U. Lenzmeier; (b) payment of $5,489 in matching contributions under our Retirement Savings Plan; (c) payment of $832 in premiums for life insurance coverage exceeding $50,000; (d) payment of $6,000 automobile allowance; (e) payment of $116 in premiums for executive long-term disability insurance; (f) reimbursement of $2,008 for tax preparation expenses; (g) payment of $2,001 for an annual physical exam; and (h) reimbursement of $175 for airline club privileges.

(6)               Mr. Press was appointed as a Class 2 director effective December 20, 2006.

(7)               The amount includes: (a) payment of $1,000,000 in salary for Mr. Schulze’s employment as Chairman of the Board, as described below in Employment Arrangement for Richard M. Schulze; (b) payment of $15,000 in matching contributions under our Retirement Savings Plan; (c) payment of $9,154 in premiums for life insurance coverage exceeding $50,000; (d)  payment of $6,000 automobile allowance; (e) reimbursement of $6,020 for a country club membership; (f) payment of $360 in premiums for executive long-term disability insurance; (g) payment of $2,514 for an annual physical exam; and (h) payment of $1,815 representing the value of merchandise received and tax gross-ups. Not reflected in the amount are the following benefits Mr. Schulze received from third-parties in connection with his relationship with Best Buy: (a) satellite TV service; and (b) cellular phone equipment and service.

(8)               Dr. Wetherbe’s term as a Class 1 director expired on June 21, 2006, and he did not stand for re-election.

Employment Arrangement for Richard M. Schulze

In June 2002, we entered into an employment arrangement with Richard M. Schulze, a founder of Best Buy and our former Chief Executive Officer, and our Chairman of the Board. Mr. Schulze’s responsibilities as Chairman include Board oversight, corporate strategic planning and mentoring company officers. Mr. Schulze also periodically represents Best Buy at public functions and actively engages with employees at designated company functions. Under the arrangement, we agreed to pay Mr. Schulze an annual salary of $1 million, for as long as he is physically and mentally proficient to act as Chairman, subject to his election as a director by our shareholders. The arrangement allows for annual increases based on the consumer price index, but no adjustments have been made since its inception. Mr. Schulze is not eligible to participate in our equity-based compensation programs for employees. However, he is eligible to receive options to purchase the same number of shares granted to non-management directors, as described in Director Equity Awards on page 14. In addition, he receives the following benefits: (i) reimbursement of all business-related expenses, including travel, entertainment, room and board; (ii) health insurance benefits for Mr. Schulze and his spouse; (iii) an automobile allowance including payment for fuel, storage, parking and insurance; (iv) partial reimbursement of country club membership dues; (v) office facilities at our corporate campus, including full administrative support services; and (vi) eligibility to participate in our Retirement Savings Plan and Deferred Compensation Plan.

In April 2007, the Compensation Committee, at Mr. Schulze’s request, amended his employment arrangement. Under the amended arrangement, Mr. Schulze will receive an annual salary of $150,000. Mr. Schulze will continue to receive the same benefits included in his original employment arrangement described above, except he will no longer receive an automobile allowance or reimbursement of country club membership dues. The Compensation Committee also approved plans to establish a “Chairman’s Award” to provide recognition to employees throughout Best Buy who make meaningful contributions to our success through innovation and intrapreneurship.

Employment Arrangement for Allen U. Lenzmeier

We entered into an employment arrangement with Allen U. Lenzmeier, our Vice Chairman, in April 2006. As Vice Chairman, Mr. Lenzmeier provides consulting services to us in connection with international expansion projects. Under the arrangement, we agreed to pay Mr. Lenzmeier an annual salary of $60,000 to serve as Vice Chairman on a part-time basis. Mr. Lenzmeier is not eligible to participate in our equity-based compensation programs for employees, except our 2003 Employee Stock Purchase Plan (“ESPP”). However, he is eligible to receive options to purchase the same number of shares granted to non-management directors, as described in Director Equity Awards below. In addition, he receives the following benefits: (i) reimbursement of all business-related expenses, including travel, entertainment, room and board; (ii) an automobile allowance including payment for fuel, storage, parking and insurance; (iii) office facilities at our corporate campus, including full administrative support services; and (iv) eligibility to participate in our Retirement Savings Plan and Deferred Compensation Plan. In April 2007, the Compensation Committee amended Mr. Lenzmeier’s employment arrangement. Under the amended arrangement, Mr. Lenzmeier will continue to receive the same benefits included in his original employment arrangement described above, except he will no longer receive an automobile allowance.

Director Equity Awards

A significant portion of director compensation is linked to our stock performance in the form of stock option grants. Each April, in connection with the Compensation Committee’s annual review of director compensation, the Compensation Committee considers a stock option award for directors. On April 28, 2006, the Compensation Committee granted to each then-serving director, other than management directors who are eligible to participate in our equity-based compensation programs for employees, an option to purchase 7,500 shares of Best Buy Common Stock at an exercise price of $56.66 per share. The grants were made under the Omnibus Plan, vested immediately on the grant date and can generally be exercised over a 10-year period.

The Compensation Committee also considers stock option grants for new directors at the time they are appointed to the Board. Because annual director stock option grants are made in April, special appointment-based grants are prorated based on the number of months remaining prior to the time when the Compensation Committee expects to consider the next annual director grant. The following table summarizes stock option grants made to directors appointed to the Board during fiscal 2007:

Name	Grant Date	Number of Options	Exercise Price
Ari Bousbib(1)	August 18, 2006	5,000	$49.02
Rogelio M. Rebolledo(1)	August 18, 2006	5,000	$49.02
James E. Press(2)	December 20, 2006	1,875	$48.36

Note: All grants were made under the Omnibus Plan, vested immediately on the grant date and can generally be exercised over a 10-year period.

(1)               Messrs. Bousbib and Rebolledo were appointed as Class 1 directors effective August 18, 2006.

(2)               Mr. Press was appointed as a Class 2 director effective December 20, 2006.

Director Stock Ownership Guidelines

The Compensation Committee has established stock ownership guidelines for our non-management directors. Each non-management director is expected to own shares of our Common Stock equivalent in value to five times their annual cash retainer. Newly appointed directors have five years from their date of appointment to achieve the expected level of stock ownership.

Deferred Compensation Plan

Each calendar year, we offer directors the right to defer up to 100% of their annual and committee chair retainers, as well as Board and committee meeting fees under our Deferred Compensation Plan which is described in Non-Qualified Deferred Compensation Plan on page 38. No company contributions or matching contributions are made for the benefit of directors under the Deferred Compensation Plan.

Other Benefits

We reimburse all directors for travel and other necessary business expenses incurred in performance of their services for us. In addition, we extend coverage to all directors under a directors’ and officers’ indemnity insurance policy.

Fiscal 2008 Directors’ Compensation

On April 10, 2007, the Compensation Committee conducted its annual review of director compensation as described on page 11 in Overview of Director Compensation. The Compensation Committee determined that the following three changes would be implemented for fiscal 2008: (i) the elimination of meeting attendance fees; (ii) an increase in the annual retainer; and (iii) an increase in the annual retainer for committee chairs. The Compensation Committee believes it is important to implement a compensation framework that is aligned with the services rendered by directors. Meeting attendance fees were eliminated because the scope of directors’ responsibilities and involvement in company affairs regularly extends beyond scheduled Board and committee meetings. In addition, the Compensation Committee acknowledged the additional responsibilities assumed by committee chairs in executing the Board’s duties. The non-management directors will have five years to achieve the higher level of expected stock ownership resulting from the increase in the annual retainer. The following is a summary of cash compensation for non-management directors, effective as of the beginning of fiscal 2008:

Annual retainer	$75,000
Annual committee chair retainer (Audit Committee or Compensation Committee)	15,000
Annual committee chair retainer (all other committees)	10,000

In addition, the Compensation Committee will continue to consider an annual equity award for directors, as described in Director Equity Awards on page 14.

ITEM OF BUSINESS NO. 1 — ELECTION OF DIRECTORS

General Information

Our Amended and Restated Bylaws provide that the Board may consist of a maximum of 13 directors, six of whom are designated as Class 1 directors and seven of whom are designated as Class 2 directors. Directors are elected for a term of two years, and the terms are staggered so that Class 1 directors are elected in even-numbered years and Class 2 directors are elected in odd-numbered years.

Board Structure

Our Board is committed to having a sound governance structure that promotes the best interests of all Best Buy shareholders. To that end, our Board has evaluated and actively continues to examine emerging corporate governance trends and best practices. Shareholder perspectives play an important role in that process. The level of importance afforded to shareholder perspectives by our Board is evident upon a closer review of the Board’s governance structure. Some key points regarding that structure are as follows:

•        We believe that two-year terms allow our directors to have a longer-term orientation to our business and encourage long-term, strategic thinking. At the same time, this structure holds the directors accountable to our shareholders, as the entire Board is subject to re-election as early as 53 weeks from any Regular Meeting of Shareholders. Moreover, we believe that the two-year terms promote continuity and foster an appropriate “institutional memory” among Board members.

•        Our Board is predominantly independent. Of our 12 incumbent directors, only three are Best Buy employees (including our Chairman of the Board, who is a founder of Best Buy and a major shareholder). Further, the Board has affirmatively determined that eight of our 12 incumbent directors are independent under SEC and NYSE corporate governance rules, as applicable.

•        We have separated the roles of Chairman of the Board and Chief Executive Officer. Our Chairman focuses on Board oversight responsibilities, strategic planning and mentoring company officers. Our Chairman also periodically represents Best Buy at public functions and actively engages with employees at designated company functions. Our Chief Executive Officer focuses on the development and execution of company strategies.

•        Our Board is very active. Our directors attended, on average, over 95% of fiscal 2007 Board and Board committee meetings.

We believe our Board structure serves the interests of shareholders by balancing Board continuity and the promotion of long-term thinking with the need for director accountability.

Voting Information

You may vote for all, some or none of the nominees to be elected to the Board. However, you may not vote for more individuals than the number nominated. Each of the nominees has agreed to continue serving as a director if elected. However, if any nominee becomes unwilling or unable to serve and the Board elects to fill the vacancy, the Proxy Agents named in the proxy will vote for an alternative person nominated by the Board. Our Restated Articles of Incorporation prohibit cumulative voting, which means you can vote only once for any nominee. The affirmative vote of a majority of the shares present and entitled to vote at the Meeting is required to elect each director nominee.

IF YOU RETURN A PROXY CARD THAT IS PROPERLY SIGNED BUT YOU HAVE NOT MARKED YOUR VOTE, THAT PROXY WILL BE VOTED TO ELECT ALL OF THE NOMINEES.

Board Voting Recommendation

Management and the Board recommend that shareholders vote FOR the re-election of Ronald James, Elliot S. Kaplan, Matthew H. Paull, James E. Press, Richard M. Schulze, Mary A. Tolan and Hatim A. Tyabji as Class 2 directors. The Board appointed Mr. Press as a Class 2 director effective December 20, 2006. Mr. Press was identified and recommended to the Board by an independent third-party search firm.

If elected, each Class 2 director will hold office until the election of directors at the 2009 Regular Meeting of Shareholders and until his or her successor has been duly elected and qualified, or until his or her earlier death, resignation or removal.

The Board appointed Ari Bousbib and Rogelio M. Rebolledo as Class 1 directors, effective August 18, 2006. Both of these directors were identified and recommended to the Board by an independent third-party search firm. Mr. Bousbib has decided not to stand for ratification as a director at the Meeting for personal reasons. Management and the Board recommend that shareholders ratify the appointment of Mr. Rebolledo as a Class 1 director at the Meeting. If ratified, Mr. Rebolledo will hold office until the election of directors at the 2008 Regular Meeting of Shareholders and until his successor has been duly elected and qualified, or until his earlier death, resignation or removal.

All of the nominees are currently members of the Board.

Nominees and Directors

There are no family relationships among the nominees or between any nominees and any of our other directors.

ITEM OF BUSINESS NO. 1.1

Nominees for Class 2 Directors
(ages as of March 3, 2007)

Ronald James, 56, has been a director since May 2004. Since 2000, he has served as president and chief executive officer of the Center for Ethical Business Cultures in Minneapolis, Minnesota, which assists business leaders in building ethical and profitable business cultures at the enterprise, community and global levels. From 1996 to 1998, he was president and chief executive officer of the Human Resources Group, a division of Ceridian Corporation in Minneapolis. From 1971 to 1996, he was employed by U.S. West Communications, Inc. (now Qwest), most recently serving as Minnesota’s top executive officer. He serves on the boards of Tamarack Funds, an investment fund of RBC Dain Rauscher, Inc.; Bremer Financial Corporation; and Allina Hospitals and Clinics. Finally, Mr. James serves on the boards of the Greater Twin Cities United Way, the Travelers Foundation and the Guthrie Theater.

Elliot S. Kaplan, 70, has been a director and Secretary since January 1971. Since 1961, he has been an attorney with the law firm of Robins, Kaplan, Miller & Ciresi L.L.P., Minneapolis, Minnesota, which serves as our primary outside general counsel. He is also a director of infoUSA, Inc. and an owner and director of the Bank of Naples in Naples, Florida. In addition, he serves on the board of The Minnesota Historical Society and is vice chairman of the University of Minnesota Foundation.

Matthew H. Paull, 55, has been a director since September 2003. He is corporate senior executive vice president and chief financial officer for McDonald’s Corporation, which develops, operates, franchises and services a worldwide system of McDonald's restaurants. Prior to joining McDonald’s Corporation in

1993, he was a partner at Ernst & Young LLP, specializing in international tax.

James E. Press, 60, has been a director since December 2006. He has been employed by Toyota since 1970 and since June 2006 has been president of Toyota Motor North America, an automobile manufacturer, as well as a managing officer of Toyota Motor Corporation Ltd., the parent company in Japan. He is also chairman of the Association of International Automobile Manufacturers. He serves on the boards of the Automotive Youth Educational Systems, the Toyota Technological Institute at Chicago, the Detroit Area Council of the Boy Scouts of America and the Southern California Committee for the Olympic Games.

Richard M. Schulze, 66, is a founder of Best Buy. He has been an officer and director from our inception in 1966 and currently is Chairman of the Board. Effective in June 2002, he relinquished the duties of Chief Executive Officer. He had been our principal executive officer for more than 30 years. He is on the board of the University of St. Thomas, chairman of its Executive and Institutional Advancement Committee, and a member of its Board Affairs Committee. Mr. Schulze is also chairman of the board of the University of St. Thomas Business School.

Mary A. Tolan, 46, has been a director since May 2004. She is the founder and chief executive officer of Accretive Health, a patient access and revenue cycle service company for health care providers located in Chicago, Illinois. Prior to founding Accretive Health in November 2003, she was a partner at Accenture Ltd, a global management consulting, technology services and outsourcing company, holding the positions of corporate development officer and group chief executive, among others. She serves on the council for the Graduate School of Business at the University of Chicago, the board of the Lyric Opera in Chicago and the board of Arise, Inc.

Hatim A. Tyabji, 61, has been a director since April 1998. Since July 2001, he has been executive chairman of Bytemobile, Inc., a wireless Internet infrastructure provider in Mountain View, California. From 1998 to 2000, he served as chairman and chief executive officer of Saraïde, Inc., a provider of Internet and wireless data services; and from 1986 to 1998, as president and chief executive officer (and as chairman from 1992 until 1998) of VeriFone, Inc., a global transaction automation enterprise. He is chairman of DataCard Group, and a director of Merchant e-Solutions and eFunds. He also serves as Ambassador at Large for Benchmark Capital.

ITEM OF BUSINESS 1.2

Nominee for Ratification as Class 1 Director —
Term expires in 2008
(age as of March 3, 2007)

Rogelio M. Rebolledo, 62, has been a director since August 2006. Since July 2006, he has been chairman of PBG Mexico, the Mexican operations of Pepsi Bottling Group, Inc. He began his 30-year career with PepsiCo Inc. at Sabritas, the salty snack food unit of Frito-Lay International in Mexico. He was responsible for the development of the international Frito-Lay business, first in Latin America and then in Asia. From 2001 to 2003, he was president and chief executive officer of Frito-Lay International. He served as president and chief executive officer of Pepsi Bottling Group’s Mexico operations from January 2004 until being named to his current position.

Class 1 Directors — Terms expire in 2008
(ages as of March 3, 2007)

Bradbury H. Anderson, 57, has been a director since August 1986 and is currently our Vice Chairman and Chief Executive Officer. He assumed the responsibility of Chief Executive Officer in June 2002, having previously served as President and Chief Operating Officer since April

1991. He has been employed in various capacities with us since 1973. In addition, he serves as the chairman of the board of the Retail Industry Leaders Association, as well as on the boards of the American Film Institute, Junior Achievement, Minnesota Public Radio and Waldorf College.

Kathy J. Higgins Victor, 50, has been a director since November 1999. Since 1994, she has been president of Centera Corporation, an executive development and leadership coaching firm she founded which is located in Minneapolis, Minnesota. From 1991 to 1994, she was the senior vice president of human resources at Northwest Airlines, Inc., and prior to that held senior executive positions at The Pillsbury Company and Burger King Corporation. She is on the board of the University of St. Thomas.

Allen U. Lenzmeier, 63, has been a director since February 2001 and is currently our Vice Chairman, serving on a part-time basis to support our international expansion. Prior to his promotion to his current position in 2004, he served in various capacities since joining us in

1984, including as President and Chief Operating Officer from 2002 to 2004, and as President of Best Buy Retail Stores from 2001 to 2002. He serves on the board of UTStarcom, Inc. He is also a national trustee for the Boys and Girls Clubs of America and serves on its Twin Cities board.

Frank D. Trestman, 72, has been a director since December 1984. Since 1989, he has been president of Trestman Enterprises, an investment and business development firm in Minneapolis, Minnesota, and chairman of The Avalon Group, a real estate development partnership in

Minneapolis. From 1987 to 1989, he was a consultant to McKesson Corporation, a distributor of pharmaceutical products, and medical supplies and equipment. From 1983 to 1987, he was chairman of the board and chief executive officer of Mass Merchandisers, Inc., a distributor of non-food products to retailers in the grocery business. He is also on the board of the Harry Kay Foundation.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table provides information about the number of shares of Best Buy Common Stock beneficially owned at March 3, 2007, by our Chairman of the Board, our Chief Executive Officer, our Chief Financial Officer and each of our three other most highly compensated executive officers during the most recent fiscal year. The table provides similar information for each director including the director nominees, all directors and executive officers as a group, and each person we know who beneficially owns more than 5% of the outstanding shares of Best Buy Common Stock:

Name and Address(1)	Number of Shares Beneficially Owned		Percent of Shares Beneficially Owned
Richard M. Schulze	73,761,707	(2)	15.3%
Founder and Chairman of the Board
Bradbury H. Anderson	4,822,864	(3)	1.0%
Vice Chairman, Chief Executive Officer and Director
Allen U. Lenzmeier	2,341,334	(4)	*
Vice Chairman and Director
Brian J. Dunn	380,701	(5)	*
President and Chief Operating Officer
Robert A. Willett	334,836	(6)	*
Chief Executive Officer — Best Buy International and Chief Information Officer
Shari L. Ballard	187,539	(7)	*
Executive Vice President — Human Resources and Legal
Darren R. Jackson	343,505	(8)	*
Executive Vice President — Finance and Chief Financial Officer
Ari Bousbib	5,000	(9)	*
Director
Kathy J. Higgins Victor	35,730	(10)	*
Director
Ronald James	33,500	(11)	*
Director
Elliot S. Kaplan	170,261	(12)	*
Secretary and Director
Matthew H. Paull	34,669	(13)	*
Director
James E. Press	1,875	(14)	*
Director
Rogelio M. Rebolledo	5,000	(15)	*
Director
Mary A. Tolan	30,000	(16)	*
Director
Frank D. Trestman	219,725	(17)	*
Director
Hatim A. Tyabji	111,750	(18)	*
Director
All directors and executive officers, as a group (26 individuals)	83,390,503	(19)	17.1%
Capital Research and Management Co.	73,462,450	(20)	15.3%
333 South Hope Street
Los Angeles, CA 90071

*                   Less than 1%.

     (1)   The business address for all directors and executive officers is 7601 Penn Avenue South, Richfield, Minnesota 55423.

     (2)   The figure represents: (a) 67,393,693 outstanding shares registered in the name of Mr. Schulze and a co-trustee, and held by them as trustees of a trust for the benefit of Mr. Schulze; (b) 988,740 outstanding shares registered in the name of Mr. Schulze and co-trustees, and held by them as trustees of trusts for the benefit of Mr. Schulze and his children; (c) 1,326,769 outstanding shares registered in the name of Mr. Schulze and a co-trustee, and held by them as trustees of the Sandra Schulze Revocable Trust dated June 14, 2001; (d) 950,169 outstanding shares held by a limited partnership of which Mr. Schulze is the sole general partner (Mr. Schulze has disclaimed beneficial ownership of these shares except to the extent of his monetary interest therein); (e) 252,312 outstanding shares held by a limited partnership of which a limited liability company owned by Mr. Schulze is the sole general partner (Mr. Schulze has disclaimed beneficial ownership of these shares except to the extent of his monetary interest therein); (f) 31,672 outstanding shares held by a limited partnership of which a limited liability company owned by Mr. Schulze is the sole general partner (Mr. Schulze has disclaimed beneficial ownership of these shares except to the extent of his monetary interest therein); (g) 15,270 outstanding shares registered in the name of Mr. Schulze and held by him as trustee of trusts for the benefit of the children of Mr. Schulze’s spouse (Mr. Schulze has disclaimed beneficial ownership of these shares); (h) 1,728 outstanding shares held by Mr. Schulze’s spouse (Mr. Schulze has disclaimed beneficial ownership of these shares); (i) 2,061 outstanding shares held in Mr. Schulze’s individual retirement account; (j) 759,688 outstanding shares owned by The Richard M. Schulze Family Foundation, of which Mr. Schulze is the sole director; (k) 74,605 outstanding shares registered in the name of JPMorgan Chase Bank (the “Trustee”), and held by the Trustee in connection with Best Buy’s Retirement Savings Plan for the benefit of Mr. Schulze; and (l) options to purchase 1,965,000 shares, which he could exercise within 60 days of March 3, 2007.

     (3)   The figure represents: (a) 1,467,424 outstanding shares owned by Mr. Anderson; (b) 337,839 outstanding shares held by a limited partnership of which a limited liability company owned by Mr. Anderson and his spouse is the sole general partner and of which Mr. Anderson and his spouse are limited partners individually; (c) 151,877 outstanding shares registered in the name of Mr. Anderson and a co-trustee, and held by them as trustees of a trust for the benefit of Mr. Anderson; (d) 151,877 outstanding shares registered in the name of Mr. Anderson’s spouse and a co-trustee, and held by them as trustees of a trust for the benefit of Mr. Anderson’s spouse (Mr. Anderson has disclaimed beneficial ownership of these shares); (e) 1,800 outstanding shares registered in the name of Mr. Anderson and held by him as custodian for the benefit of his children (Mr. Anderson has disclaimed beneficial ownership of these shares); (f) 12,009 outstanding shares registered in the name of the Trustee, and held by the Trustee in connection with Best Buy’s Retirement Savings Plan for the benefit of Mr. Anderson; (g) 21,322 outstanding shares owned by the Anderson Family Foundation, of which Mr. Anderson is a director; (h) 94,966 outstanding shares of restricted stock with performance-based vesting; and (i) options to purchase 2,583,750 shares, which he could exercise within 60 days of March 3, 2007.

     (4)   The figure represents: (a) 1,610,934 outstanding shares owned by Mr. Lenzmeier; (b) 32,900 outstanding shares held by a private foundation of which Mr. Lenzmeier and his spouse are the sole directors and officers; and (c) options to purchase 697,500 shares, which Mr. Lenzmeier could exercise within 60 days of March 3, 2007.

     (5)   The figure represents: (a) 8,105 outstanding shares owned by Mr. Dunn; (b) 93,345 outstanding shares of restricted stock with performance-based vesting; (c) 13,616 outstanding shares registered in the name of the Trustee, and held by the Trustee in connection with Best Buy’s Retirement Savings Plan for the benefit of Mr. Dunn; and (d) options to purchase 265,635 shares, which he could exercise within 60 days of March 3, 2007.

     (6)   The figure represents: (a) 44,850 outstanding shares owned by Mr. Willett; (b) 173,476 outstanding shares of restricted stock with performance-based vesting; (c) 259 outstanding shares registered in the name of the Trustee, and held by the Trustee in connection with Best Buy’s Retirement Savings Plan for the benefit of Mr. Willett; and (d) options to purchase 116,251 shares, which he could exercise within 60 days of March 3, 2007.

     (7)   The figure represents (a) 1,303 outstanding shares owned by Ms. Ballard; (b) 81,264 outstanding shares of restricted stock with performance-based vesting; (c) 10,489 outstanding shares registered in the name of the Trustee, and held by the Trustee in connection with Best Buy’s Retirement Savings Plan for the benefit of Ms. Ballard; and (d) options to purchase 94,483 shares, which she could exercise within 60 days of March 3, 2007.

     (8)   The figure represents: (a) 18,897 outstanding shares owned by Mr. Jackson; (b) 104,352 outstanding shares of restricted stock with performance-based vesting; (c) 1,667 outstanding shares registered in the name of the Trustee, and held by the Trustee in connection with Best Buy’s Retirement Savings Plan for the benefit of Mr. Jackson; and (d) options to purchase 218,589 shares, which he could exercise within 60 days of March 3, 2007.

     (9)   The figure represents options to purchase 5,000 shares, which Mr. Bousbib could exercise within 60 days of March 3, 2007.

(10)         The figure represents: (a) 5,730 outstanding shares owned by Ms. Higgins Victor; and (b) options to purchase 30,000 shares, which she could exercise within 60 days of March 3, 2007.

(11)         The figure represents: (a) 3,500 outstanding shares owned by Mr. James; and (b) options to purchase 30,000 shares, which he could exercise within 60 days of March 3, 2007.

(12)         The figure represents: (a) 84,011 outstanding shares owned by Mr. Kaplan; and (b) options to purchase 86,250 shares, which he could exercise within 60 days of March 3, 2007.

(13)         The figure represents: (a) 4,669 outstanding shares owned by Mr. Paull; and (b) options to purchase 30,000 shares, which he could exercise within 60 days of March 3, 2007.

(14)         The figure represents options to purchase 1,875 shares, which Mr. Press could exercise within 60 days of March 3, 2007.

(15)         The figure represents options to purchase 5,000 shares, which Mr. Rebolledo could exercise within 60 days of March 3, 2007.

(16)         The figure represents: (a) 5,500 outstanding shares owned by Ms. Tolan; and (b) options to purchase 24,500 shares, which she could exercise within 60 days of March 3, 2007.

(17)         The figure represents: (a) 84,475 outstanding shares owned by Mr. Trestman; (b) 25,000 outstanding shares registered in the name of Mr. Trestman’s spouse as trustee of an irrevocable family trust (Mr. Trestman has disclaimed beneficial ownership of these shares); and (c) options to purchase 110,250 shares, which Mr. Trestman could exercise within 60 days of March 3, 2007.

(18)         The figure represents: (a) 7,500 outstanding shares owned by Mr. Tyabji; and (b) options to purchase 104,250 shares, which he could exercise within 60 days of March 3, 2007.

(19)         The figure represents: (a) outstanding shares and options described in the preceding footnotes; (b) 69,348 outstanding shares owned by other executive officers; (c) 78,051 outstanding shares of restricted stock with performance-based vesting held by other executive officers; (d) options granted to other executive officers to purchase 403,673 shares, which they could exercise within 60 days of March 3, 2007, and; (e) 19,435 outstanding shares registered in the name of the Trustee, and held by the Trustee in connection with Best Buy’s Retirement Savings Plan for the benefit of other executive officers.

(20)         As reported on the owner’s most recent Schedule 13G that reported beneficial ownership as of December 29, 2006. Capital Research and Management Co. has sole voting power over 16,773,750 shares and sole investment power over 73,462,450 shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires that our directors, executive officers and shareholders who own more than 10% of our Common Stock file initial reports of ownership with the SEC and the NYSE. They must also file reports of changes in ownership with the SEC and the NYSE. In addition, they are required by SEC regulations to provide us copies of all Section 16(a) reports that they file with the SEC. Based solely on a review of such Section 16(a) reports, management and the Board believe our directors, officers and owners of more than 10% of our outstanding equity securities complied with the reporting requirements during the fiscal year ended March 3, 2007, except for reports of the following stock transactions that were late due to administrative error: the sale of shares pursuant to a Rule 10b-5 sales plan on March 9, 2006, by Richard M. Schulze, Chairman; the cashless exercise of options on September 26, 2006, by John C. Walden, formerly Executive Vice President — Customer Business Group; the acquisitions of shares pursuant to the vesting of equity-based incentives on November 3, 2006, for Shari L. Ballard, Executive Vice President — Human Resources and Legal; Brian J. Dunn, President and Chief Operating Officer; Darren R. Jackson, Executive Vice President — Finance and Chief Financial Officer; Joseph M. Joyce, Senior Vice President, General Counsel and Assistant Secretary; Timothy D. McGeehan, Executive Vice President — Retail Sales; Kalendu Patel, Executive Vice President — Strategy and International; and Ryan D. Robinson, Senior Vice President and Chief Financial Officer — New Growth Platforms; the sale of shares on December 5, 2006, by Mr. Robinson; and the sale of shares on December 16, 2006, by Mr. Patel.

In addition, the following reports relating to prior year transactions were late due to administrative error: the transfer of shares from directly held ownership to a family foundation on December 28, 2005, by Bradbury H. Anderson, Vice Chairman and Chief Executive Officer; the gifts of shares to trusts for the benefit of Mr. Schulze’s step-children on May 11, 2005, by a trust of which Mr. Schulze is a co-trustee; and the ownership of options by Robert A. Willett, Chief Executive Officer — Best Buy International and Chief Information Officer, upon becoming a Section 16 reporting officer in April 2004, received by Mr. Willett prior to his employment with us.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Named Executive Officers

The following Compensation Discussion and Analysis describes the material elements of compensation for the following individuals, collectively referred to as the “named executive officers”:

•        Bradbury H. Anderson, Vice Chairman and Chief Executive Officer;

•        Darren R. Jackson, Executive Vice President — Finance and Chief Financial Officer;

•        Brian J. Dunn, President and Chief Operating Officer;

•        Robert A. Willett, Chief Executive Officer — Best Buy International and Chief Information Officer; and

•        Shari L. Ballard, Executive Vice President — Human Resources and Legal.

“Total Rewards” Philosophy

We believe our success depends on employees at all levels using their unique strengths, experiences and ideas to foster innovation and build strong customer relationships. While our compensation and benefit programs are important tools in attracting and retaining talented employees, we also believe that non-monetary factors such as work environment, learning and development opportunities, and relationships between employees and managers are critical to provide a rewarding employee experience. Collectively, these elements comprise our “Total Rewards” philosophy. We believe this company-wide approach to attracting, motivating and retaining talent is a competitive advantage.

Our Total Rewards philosophy seeks to:

•        Provide employees with a greater choice of rewards that are most valued by them;

•        Differentiate rewards to individuals, based on their contributions;

•        Encourage and recognize experimentation, entrepreneurship and innovation; and

•        Reward employee contributions for achieving strong financial and non-financial results.

We implement the Total Rewards philosophy by employing broad-based programs that are designed to align employee interests and create a common vision of success.

Fiscal 2007 Executive Compensation Program

Compensation Objectives.   Our compensation program and policies serve the following objectives:

•        Reward employees for creating shareholder value and for comparative performance against external benchmarks;

•        Align longer-term employee and shareholder interests;

•        Motivate employees to achieve short-term financial, operational, customer and employee outcomes that materially contribute to the sustainable, longer-term health of Best Buy; and

•        Maintain a flexible compensation structure that provides for potential wealth accumulation for superior growth or achieving key strategic objectives.

Elements of Compensation.   The fiscal 2007 compensation program for our named executive officers included the following elements:

Element	Form of Compensation	Purpose	Performance Metric(s)
Base Salary	Cash	Provide competitive, fixed compensation to attract and retain exceptional executive talent	Not performance-based
Short-Term Incentive	Cash	Create a strong financial incentive for achieving or exceeding a combination of company and executive management team goals	EVA®; operating income rate; revenue growth; selling, general and administrative expenses rate
Long-Term Incentive	Stock options	Create a strong financial incentive for achieving or exceeding long-term performance goals and encourage a significant equity stake in our company	Best Buy Common Stock price
Special Long-Term Incentive	Performance-based restricted stock	Performance-based incentive to strengthen alignment of executive team interests and reward long-term achievement of specific company goals	EVA® growth; revenue growth; Best Buy Common Stock price growth; talent management
Health, Retirement and Other Benefits	Eligibility to participate in benefit plans generally available to our employees, including retirement, stock purchase, health, life insurance and disability plans	Plans are part of our broad-based employee benefits program	Not performance-based
Executive Benefits and Perquisites

Annual executive physical exam, supplemental long-term disability insurance, four weeks of paid vacation, enhanced employee discount, stock ownership target planning, tax planning or preparation services, and, for Mr. Anderson only, an automobile allowance

		Provide competitive benefits to promote the health, well-being and financial security of our executive officers	Not performance-based

How We Determine Compensation.   The Compensation Committee is responsible for determining and approving executive compensation. In addition, the Compensation Committee oversees the development, evaluation and approval of incentive compensation, equity-based and other employee benefit plans for all employees, including our executive officers. The Compensation Committee is authorized to delegate to management certain responsibilities regarding our employee benefit plans, as specified in the Compensation Committee’s charter.

The Compensation Committee established and annually reviews our Total Rewards philosophy and our compensation objectives, and oversees the design, competitiveness and effectiveness of compensation programs for our named executive officers. At the beginning of each fiscal year, management provides the Compensation Committee with recommendations for total compensation for the named executive officers. Management has engaged a third-party compensation consultant, Towers Perrin, a global professional services firm, to assist in the development of compensation data that facilitates management’s recommendations to the Compensation Committee. The management presentation includes an analysis prepared in support of the recommendations. The analysis includes market compensation from a variety of sources, such as proxy data of our peer group of companies and several national compensation surveys. The Compensation Committee reviews the recommendations and discusses them with management. The Compensation Committee’s review is comprehensive and includes consideration of many factors, including: (i) the alignment of the proposed compensation with our Total Rewards philosophy; (ii) the alignment of the proposed compensation with our compensation objectives; (iii) the overall value of the compensation package, relative to external benchmarks; and (iv) the lack of supplemental compensation, benefits, perquisites and protections commonly extended to executive officers of other large companies. The Total Rewards philosophy and compensation objectives are described on page 24. The value of the compensation package relative to external benchmarks and the lack of supplemental compensation is described in greater detail below.

For fiscal 2007, the total direct compensation of our named executive officers was set between the 50th and 75th percentile of compensation levels for comparable positions as reported by our peer group of companies. Our peer group of companies, at the time compensation was determined for the named executive officers, included:

•        Amazon.com, Inc.

•        Circuit City Stores, Inc.

•        Costco Wholesale Corporation

•        Dell Inc.

•        The Gap, Inc.

•        The Home Depot, Inc.

•        Staples, Inc.

•        Target Corporation

•        Wal-Mart Stores, Inc.

•        Walgreen Co.

The peer group was established by selecting industry-leading retailers in their segments and companies with whom we compete for business and executive talent.

In connection with our evaluation of total compensation relative to external benchmarks, we also considered that many companies offer supplemental compensation, benefits, perquisites and protections to their executive officers, such as:

•        Employment agreements;

•        Severance or change-in-control agreements;

•        Pension plan benefits;

•        Supplemental retirement plan benefits;

•        Executive life insurance benefits; and

•        Country club memberships.

During fiscal 2007, we did not provide these types of compensation, benefits and perquisites to our named executive officers because they are contrary to our culture and are not consistent with our compensation objectives. Because many of the items listed above are linked to base salary and short-term incentive pay, our decision not to provide them generally creates a difference in the total compensation received by our named executive officers relative to other large companies.

Role of Independent Compensation Consultant in Determining Compensation.   The Compensation Committee reviews management’s compensation recommendations with The Delves Group, an independent consulting firm retained by the Compensation Committee. The Compensation Committee believes that this review helps ensure that management’s compensation recommendations are in line with our stated objectives and reasonable when compared to the market for executive talent. In addition, the engagement of an independent consultant enhances the overall independence of the Compensation Committee’s decision-making.

Role of Executive Officers in Determining Compensation

With the exception of rating the individual performance and assessing the talent of his direct reports, which may impact their base salary or annual long-term incentive awards, our Vice Chairman and Chief Executive Officer does not participate in or otherwise influence management’s compensation recommendations for the named executive officers. Our other executive officers do not participate in the development of compensation recommendations or the approval process.

Summary of Compensation and Benefit Programs

We maintain a variety of compensation and benefit programs in which our named executive officers and other selected employees participate. These programs include the Omnibus Plan; our Executive Officer Short-Term Incentive Program (“Executive Officer STIP”); our Long-Term Incentive Program (“LTIP”); our Deferred Compensation Plan; the Retirement Savings Plan; and the ESPP.

Analysis of Compensation Elements

Base Salary.   The Compensation Committee generally determines base salary levels for our named executive officers early in the fiscal year, with changes becoming effective during the first quarter of each fiscal year. The base salaries that became effective in the first quarter of fiscal 2007 were established based upon a review of the following factors: (i) internal value of the position relative to other positions; (ii) external value of the position or comparable position; (iii) individual performance compared with individual objectives; and (iv) living our company values. Based on these factors, the Compensation Committee approved base salary increases ranging from 9% to 15% for our named executive officers, except for Mr. Anderson whose salary was not adjusted. The base salary adjustments reflected an increase in responsibilities for our named executive officers that became effective in the first quarter of fiscal 2007. While the Compensation Committee noted Mr. Anderson’s strong performance, his base salary was not adjusted because the Compensation Committee determined that it was reasonable, based on the factors described above.

Short-Term Incentive.   For fiscal 2007, our named executive officers received performance-based, short-term incentive awards pursuant to our Executive Officer STIP. These awards, payable in cash, were expressed as a percentage ranging from 100% to 200% of each named executive officer’s base salary, called the “Incentive Target Percentage.” The Incentive Target Percentage was determined based on each named executive officer’s level of responsibility compared with similar positions in our peer group of companies, and internally relative to other executive officer roles. Based on actual performance compared with specific goals, award recipients could earn zero to two times their Incentive Target Percentage. We call this factor the “Incentive Multiplier.” The purpose of the Incentive Multiplier is to modify the incentive payout based on actual performance compared with specific criteria, which results in a score. The Incentive Multiplier is determined by multiplying our company performance and team performance scores, as described below. At the time we selected the metrics, we believed that the goals would be difficult, but achievable with significant effort. The formula below shows how the short-term incentive payments were determined for fiscal 2007:

Base Salary x Incentive Target Percentage x Incentive Multiplier(1) = Incentive Payout

(1)               Incentive Multiplier = Company Performance x Team Performance

The “Company Performance” score was determined based on our company’s Economic Value Added, or EVA® (“EVA®”) performance for fiscal 2007 compared with a goal approved by the Compensation Committee. EVA® measures the amount by which our after-tax profits, after certain adjustments, exceed our cost of capital. The EVA® goal for fiscal 2007 was established by determining the level of EVA® that was aligned with our fiscal 2007 earnings per share objective. All named executive officer short-term incentive awards were subject to the attainment of a minimum level of company EVA®. We believe the use of EVA® as a primary incentive factor demonstrates our commitment to linking executive compensation with increasing shareholder value.

The “Team Performance” score was determined based on the average of the following company metrics: (i) operating income rate; (ii) revenue growth; and (iii) selling, general and administrative expenses rate. Our fiscal 2007 performance against each of these metrics was compared with goals approved by the Compensation Committee. The Team Performance goals were derived from the overall EVA® objective described above.

The fiscal 2007 short-term incentive payments to our named executive officers, as determined based on the formulas described above, were as follows:

Name	Base Salary	Incentive Target Percentage	Incentive Target	Incentive Multiplier	Incentive Payout
Mr. Anderson	$1,172,995	200%	$2,345,990	1.13	$2,650,969
Mr. Jackson	600,000	125	750,000	1.13	847,500
Mr. Dunn	750,000	150	1,125,000	1.13	1,271,250
Mr. Willett	625,000	125	781,250	1.13	882,813
Ms. Ballard	500,000	100	500,000	1.13	565,000

Long-Term Incentive.   We have established our LTIP under the Omnibus Plan, pursuant to which we make annual long-term incentive awards to our named executive officers. For fiscal 2007, all awards granted to the named executive officers (except for Mr. Anderson, who requested that he not be granted a long-term incentive award and that options to purchase shares be contributed to a discretionary award pool) were in the form of non-qualified stock options that have a term of ten years and become exercisable over a four-year period at the rate of 25% per year, beginning one year from the date of grant. The stock option exercise price was equal to the closing price of our Common Stock on the grant date, as quoted on the NYSE. The number of shares subject to each option granted to our named executive officers was determined based on the following factors: (i) the proportion of long-term incentives relative to total compensation; (ii) the officer’s ability to significantly impact key company initiatives; (iii) the officer’s responsibility for achieving specific long-term performance goals; and (iv) the officer’s most recent performance evaluation and talent assessment. These factors were not required to carry equal weight with respect to each named executive officer, but were applied to each individual at the Compensation Committee’s discretion, depending on individual circumstances. In addition, the value of the stock option awards was compared to awards made to executives in similar positions within our peer group of companies.

Special Long-Term Incentive.   In fiscal 2007, we granted a special long-term incentive award to each of our named executive officers, in the form of performance-based restricted stock. We granted a performance-based award, rather than granting additional stock options, to supplement the long-term incentive opportunity. The award was designed to closely link the achievement of four key financial and non-financial performance metrics, described below, to the level of compensation earned by our named executive officers. At the time we selected the metrics, we believed that the goals would be difficult, but achievable with significant effort. We further believe the selected performance metrics, if achieved, will result in significant long-term value creation for our shareholders.

The number of shares subject to each award was determined based on the following factors: (i) the proportion of long-term incentives relative to total compensation; (ii) the officer’s ability to significantly impact key company initiatives; and (iii) the officer’s responsibility for achieving specific long-term performance goals. In addition, the value of the special long-term incentive award was considered in assessing the total long-term compensation for our named executive officers, relative to our peer group of companies.

The performance metrics for the special long-term incentive awards are as follows:

Metric	Description	Percent of Award
EVA® Growth	Measures the change in EVA® (in dollars) during the measurement period. EVA® is the amount by which our after-tax net operating profit, after certain adjustments, exceeds our cost of capital. The EVA® measurement will include our current businesses and any acquisitions completed during the measurement period.	25%
Revenue Growth	Measures the percentage growth of revenue generated on an annualized basis during the measurement period. The revenue growth measurement will include our current businesses and any acquisitions completed during the measurement period.	25%
Best Buy Common Stock Price	Measures the percentage growth of our Common Stock price on an annualized basis during the measurement period. The growth in our stock price will be measured as the change in the average closing price from the last 15 trading days of fiscal 2006 to the last 15 trading days of fiscal 2009.	25%
Talent Management	Measures progress on identifying, assessing and developing leadership capabilities based on three factors: (i) development, (ii) talent preparedness, and (iii) diversity. The scores for each of the three factors are averaged to determine an overall score.	25%

The named executive officers may earn 0%, 50%, 75% or 100% of the value represented by each performance metric depending on the level of achievement. However, no more than 100% of the target amount of the total award may be earned, regardless of the level of performance. The measurement period for the special long-term incentive award is from February 27, 2006, the beginning of fiscal 2007, through February 28, 2009, the end of fiscal 2009. At the end of the measurement period and so long as the named executive officer has been continuously employed with us, the earned portion of the award, if any, will vest but must be held by the named executive officer for a period of two years.

Perquisites and Other Benefits.   Our named executive officers are generally offered the same employee benefits and perquisites offered to all employees, as summarized in the table below:

Benefit or Perquisite	All Full-Time Employees		Named Executive Officers
Automobile Allowance			Ö	(1)
Deferred Compensation Plan	Ö	(2)	Ö
Employee Discount	Ö		Ö
— Executive Employee Discount			Ö
Employee Stock Purchase Plan	Ö		Ö
Health Insurance	Ö		Ö
— Executive Physical Exam			Ö
Life Insurance	Ö		Ö
Long-Term Disability	Ö		Ö
— Executive Long-Term Disability			Ö
Paid Time Off	Ö		Ö
Retirement Savings Plan	Ö		Ö
Short-Term Disability	Ö		Ö
Stock Ownership Target Planning			Ö
Tax Planning and Preparation			Ö

(1)               Only Mr. Anderson received an automobile allowance in fiscal 2007. Mr. Anderson will no longer receive an automobile allowance beginning in fiscal 2008.

(2)               Only highly compensated employees and directors are eligible to participate in the Deferred Compensation Plan.

We provide the executive benefits and perquisites denoted above to compete for executive talent and to promote the health, well-being and financial security of our named executive officers. A description of executive benefits and perquisites, and the costs associated with providing them for the named executive officers, are reflected in the “All Other Compensation” column of the Summary Compensation Table on page 34.

Retirement Savings Plan.   Our Retirement Savings Plan is intended to meet the requirements of Section 401(k) of the Internal Revenue Code of 1986 (the “Code”). In January 2007, we amended the Retirement Savings Plan to provide a safe harbor that would allow employees to contribute pre-tax income and immediately vest in company matching contributions. The plan is expected to provide an improved opportunity for our employees, including our named executive officers, to achieve retirement income security. However, the plan is not expected to provide sufficient income replacement relative to our named executive officers’ anticipated retirement needs. The potential retirement income gap for our named executive officers may be filled by other reward elements, including long-term incentives, or by the deferral of a portion of base salary or short-term incentive awards under our Deferred Compensation Plan. Under the Retirement Savings Plan, we match employee contributions, including those made by our named executive officers, at rates approved by the Compensation Committee. The matching and vesting provisions of our Retirement Savings Plan in effect during fiscal 2007 were as follows:

Period	Matching Contribution	Vesting
January 1, 2007 — March 3, 2007	100% of the first 3% and 50% of the next 2% of eligible pre-tax earnings (up to IRS limits)	Immediate
February 27, 2006 — January 1, 2007	50% of the first 5% of eligible pre-tax earnings (up to IRS limits)	5-year graded

Although we currently intend to continue the Retirement Savings Plan, as well as to make matching contributions, the Compensation Committee may terminate the plan or discontinue the matching contributions at its sole discretion. If the Retirement Savings Plan were to be terminated, all company-matching funds would immediately vest. JPMorgan Chase has served as the trustee for the Retirement Savings Plan since April 1, 2004. We do not sponsor any other retirement plans in which our named executive officers participate.

Deferred Compensation Plan.   We sponsor an unfunded, unsecured Deferred Compensation Plan. We believe the plan provides a tax-deferred retirement savings vehicle that plays an important role in attracting and retaining executive talent. Additional information about our Deferred Compensation Plan is included in Non-Qualified Deferred Compensation Plan on page 38.

Equity Award Grant Practices

All equity-based incentive awards, including awards to our named executive officers and directors, must be approved by the Compensation Committee.

Timing of Awards.   Annual long-term incentive awards are granted in October of each year. Discretionary long-term incentive awards are granted in April and October of each year. Special long-term incentive awards may be granted at any time, as deemed necessary for new hires, promotions, recognition or retention purposes. In April of each year, the Compensation Committee considers a stock option grant for directors. The Compensation Committee also considers stock option grants for new directors upon their appointment to the Board. We do not coordinate or time the release of material information around our grant dates in order to affect the value of the compensation. Our named executive officers do not play a role in the selection of grant dates.

Determination of Grant Date.   The grant date is the date that the Compensation Committee approves the equity award.

Determination of Exercise Price.   The exercise price for stock option awards is equal to the last reported sale price of our Common Stock, as quoted on the NYSE, on the grant date. Under the terms of the Omnibus Plan, we may not grant stock options at a discount to fair market value. Unless otherwise determined by the Compensation Committee, “fair market value” as of a given date is the closing sale price of our Common Stock as quoted on the NYSE on such date or, if the shares were not traded on that date, the most recent preceding date when the shares were traded.

Repricing of Stock Options.   Under the terms of our Omnibus Plan, a stock option may not be: (i) amended to reduce its initial exercise price, except in the case of a stock split or similar event; or (ii) canceled and replaced by a stock option having a lower exercise price; without the approval of shareholders.

Stock Ownership Guidelines

In August 2000, the Compensation Committee established executive stock ownership guidelines to promote the alignment of executive officer and shareholder interests and to encourage behaviors that have a positive influence on stock price appreciation and total shareholder return. The guidelines apply to all officers, including the named executive officers, and are part of an effort to encourage employee stock ownership. Initially, the share ownership target was established based on a multiple of base salary and fluctuated due to stock price changes. In fiscal 2007, the Compensation Committee revised the guidelines to require ownership of a fixed number of shares based on position and to add mechanisms for improved compliance. The new fixed-share target method reduces volatility and allows for easier planning by our executive officers. The revised guidelines generally provide a similar level of stock ownership compared with the previous guidelines and are expected to be met by our named executive officers within five fiscal years of assuming their current position. The stock ownership expectation generally remains effective for as long as the executive officer holds the position. The revised guidelines provide for stock ownership levels for our named executive officers as follows:

Name	Ownership Target	(1)
Mr. Anderson	140,000 shares
Mr. Jackson	55,000 shares
Mr. Dunn	70,000 shares
Mr. Willett	55,000 shares
Ms. Ballard	55,000 shares

(1)     Ownership targets will be adjusted for stock splits, stock dividends, or similar events.

The Compensation Committee reviews progress toward achievement of the ownership target at least annually. In addition to shares personally owned by each officer, the following forms of stock ownership count toward the ownership target:

•        Equivalent shares owned in the Best Buy Stock Fund within our Retirement Savings Plan; and

•        50% of non-vested performance shares (based on Total Shareholder Return, or “TSR”) granted under our LTIP.

Until the ownership target is met, officers are required to retain: (i) 25% of net proceeds received from the exercise of a stock option in the form of Best Buy Common Stock; and (ii) 100% of shares net of taxes issued in connection with the lapse of restrictions on restricted stock or performance share awards.

Tax and Other Considerations

Tax Deductibility of Compensation.   Section 162(m) of the Code limits the deductibility of compensation in excess of $1 million paid to the Chief Executive Officer, the Chief Financial Officer or any of the three other most highly compensated executive officers, unless the compensation qualifies as “performance-based compensation.” Among other things, in order to be deemed performance-based compensation, the compensation must be based on the achievement of pre-established, objective performance criteria and must be pursuant to a plan that has been approved by our shareholders. It is intended that all performance-based compensation paid in fiscal 2007 to our named executive officers under the plans and programs described above will qualify for deductibility, either because the compensation is below the threshold for non-deductibility provided in Section 162(m), or because the payment of amounts in excess of $1 million qualify as performance-based compensation under the provisions of Section 162(m).

We believe that it is important to continue to be able to take all available company tax deductions with respect to the compensation paid to our named executive officers. Therefore, we believe we have taken all actions that may be necessary under Section 162(m) to continue to qualify for all available tax deductions related to executive compensation.

Accounting Treatment.   We account for stock-based awards based on their grant date fair value, as determined under SFAS No. 123(R), Share-Based Payment. Compensation expense for these awards is recognized on a straight-line basis over the requisite service period of the award (or to an employee’s eligible retirement date, if earlier). If the award is subject to a performance condition, however, the cost will vary based on our estimate of the number of shares that will ultimately vest.

Executive Compensation Changes Planned for Fiscal 2008

Fiscal 2008 Peer Group.   The Compensation Committee annually evaluates the composition of our peer group of companies using revenue, financial, industry and other selection criteria. For fiscal 2008, the criteria used to determine the peer group of companies included:

•        Revenue of $5 billion or more;

•        Five-year growth rate of 10% or more based on economic profit, total shareholder return, revenue, net earnings and/or earnings per share measures;

•        Industry representation primarily weighted in the wholesale and retail sectors; and

•        Companies that are leaders in one or more of the following areas:

•         Employer of choice;

•         Customer service excellence;

•         Admiration within their industry;

•         Preferred brand(s);

•         Track record of innovation; and

•         One-third of revenues outside of the United States.

The selection criteria were intended to establish guidelines to assist in determining the composition of our peer group. As such, the Compensation Committee retained discretion to select companies that did not meet each of the criteria. Generally, these companies included those that compete directly with us or otherwise possessed traits that we considered imperative for success. We used lists published by Business Week and Fortune magazines to identify companies recognized as top employers, innovators, customer service providers, and other qualitative factors, for purposes of applying our selection criteria. Based on our comprehensive review, our peer group for fiscal 2008 is comprised of the following companies:

•        Amazon.com, Inc.

•        Apple Inc.

•        Circuit City Stores, Inc.

•        Costco Wholesale Corporation

•        Dell Inc.

•        eBay Inc.

•        FedEx Corporation

•        Harley-Davidson, Inc.

•        Lowe’s Companies, Inc.

•        Nordstrom, Inc.

•        Staples, Inc.

•        Starbucks Corporation

•        Target Corporation

•        The TJX Companies, Inc.

•        Toyota Motor Corporation

•        Wal-Mart Stores, Inc.

•        Walgreen Co.

•        The Walt Disney Company

•        Whole Foods Market, Inc.

•        Yahoo! Inc.

The Compensation Committee expects to use our peer group of companies as one reference point, to be considered among other factors that may vary by compensation element. For example, the Compensation Committee may use our peer group of companies to evaluate:

•        The cost of total direct compensation to our management;

•        The relationship between our financial performance and compensation paid to our named executive officers; and

•        The relative difficulty of our internal and external performance targets.

Fiscal 2008 Basis for Establishing Compensation.   To better align our compensation objectives with our Total Rewards philosophy, the Compensation Committee does not expect to adhere to a prescribed mix or allocation of compensation elements in fiscal 2008, but rather will use its judgment to establish a rewards package that:

•        Furthers our compensation objectives;

•        Furthers one or more of our strategic initiatives;

•        Maximizes the individual’s perceived value of his or her total compensation; and

•        Produces the highest return on our compensation investment.

Fiscal 2008 Long-Term Incentives.   In fiscal 2008, we expect to offer our named executive officers a choice of four long-term incentive mix alternatives, which include combinations of stock options, restricted stock, and performance-based awards that are settled in stock and cash. We decided to extend the incentive choice option to our named executive officers because it aligns with our compensation objective to provide a greater choice of rewards that are most valued by them. We believe that this approach maximizes the perceived value of the award by the recipient, promotes retention and increases motivation to achieve company objectives.

Compensation and Human Resources Committee Report on Executive Compensation

The Compensation Committee of the Board has reviewed and discussed the Compensation Discussion and Analysis, above, with management. Based on this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in our Annual Report on Form 10-K for the fiscal year ended March 3, 2007, and this Proxy Statement.

COMPENSATION AND HUMAN RESOURCES COMMITTEE

Frank D. Trestman, Chairman
Kathy J. Higgins Victor
Ronald James
Hatim A. Tyabji

Compensation of Executive Officers

Summary Compensation Table

The table below summarizes the total compensation earned by each of our named executive officers during fiscal 2007:

Name and Title	Fiscal Year	Base Salary	(1)	Bonus	(2)	Stock Awards	(3)	Option Awards	(4)	Non-Equity Incentive Plan Compensation	(5)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings	(6)	All Other Compensation	(7)	Total
Bradbury H. Anderson Vice Chairman and Chief Executive Officer	2007	$1,172,995		$—		$1,289,219		$453,605		$2,650,969		$—		$30,116		$5,596,904
Darren R. Jackson Executive Vice President — Finance and Chief Financial Officer	2007	597,643		—		1,130,530		1,038,195		847,500		—		9,093		3,622,961
Brian J. Dunn President and Chief Operating Officer	2007	746,309		—		1,293,525		1,213,084		1,271,250		—		19,506		4,543,674
Robert A. Willett Chief Executive Officer — Best Buy International and Chief Information Officer	2007	622,962		—		3,580,226	(8)	3,492,471	(8)	882,813		—		14,358		8,592,830
Shari L. Ballard Executive Vice President — Human Resources and Legal	2007	498,268		—		1,125,053		545,418		565,000		—		12,689		2,746,428

(1)               These amounts are before any deferrals under the Deferred Compensation Plan. Additional information about deferred amounts can be found in the Non-Qualified Deferred Compensation table on page 38.

(2)               The named executive officers were not entitled to receive any payment that would be categorized as a “Bonus” payment for the fiscal year ended March 3, 2007.

(3)               These amounts reflect the expense recognized for financial statement reporting purposes for the fiscal year ended March 3, 2007, in accordance with SFAS No. 123(R), for stock-based incentive awards granted under our LTIP. The amounts reported have been adjusted to eliminate service-based forfeiture assumptions used for financial reporting purposes. The other assumptions used in calculating these amounts are set forth in Note 6, Shareholders’ Equity, to the consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended March 3, 2007. We recognize compensation expense on a straight-line basis over the requisite service period of the award (or to an employee’s eligible retirement date, if earlier).

(4)               These amounts reflect the expense recognized for financial statement reporting purposes for the fiscal year ended March 3, 2007, in accordance with SFAS No. 123(R), for stock options granted under our LTIP. The assumptions used in calculating these amounts are set forth in Note 6, Shareholders’ Equity, to the consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended March 3, 2007.

(5)               These amounts reflect short-term incentive payments made under our Executive Short-Term Incentive Program. The short-term incentive is described in Analysis of Compensation Elements on page 27.

(6)               We do not provide guaranteed, above-market or preferential earnings on compensation deferred under our Deferred Compensation Plan. The investment options available for notional investment of deferred compensation are similar to those available under our Retirement Savings Plan and are described in Non-Qualified Deferred Compensation on page 38.

(7)               These amounts include all other compensation as described in the following table:

Name	Retirement Plan Contribution	(a)	Life and Long-Term Disability Insurance Premiums	(b)	Tax Services Reimbursement	(c)	Executive Physical	(d)	Other		Total
Bradbury H. Anderson	$15,000		$5,262		$2,146		$—		$7,708	(e)	$30,116
Darren R. Jackson	8,010		1,083		—		—		—		9,093
Brian J. Dunn	11,591		2,045		1,678		2,485		1,708	(f)	19,506
Robert A. Willett	5,277		4,727		—		—		4,354	(g)	14,358
Shari L. Ballard	11,585		1,105		—		—		—		12,689

(a)               These amounts include our matching contributions to the named executive officer’s Retirement Savings Plan account.

(b)               These amounts include the portions of premiums paid by us for: (i) life insurance coverage exceeding $50,000, and (ii) supplemental executive long-term disability insurance.

(c)                These amounts include reimbursement for tax planning and preparation expenses.

(d)               The amount in this column includes payment for an annual physical exam.

(e)                The amount includes tax gross-ups, merchandise received and an automobile allowance.

(f)                  The amount includes tax gross-ups and merchandise received.

(g)               The amount includes immigration-related payments and reimbursement for airline club privileges.

(8)     The amount of expense recognized for financial statement reporting purposes for the fiscal year ended March 3, 2007, was accelerated to reflect Mr. Willett’s retirement eligibility in accordance with SFAS No. 123(R).

Grants of Plan-Based Awards

The table below summarizes grants under our LTIP to each of our named executive officers during fiscal 2007:

				Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			(2)	All Other Stock Awards: Number of Shares of Stock	All Other Option Awards: Number of Securities Underlying		Exercise or Base Price of Option
Name	Grant Date	Grant Date Fair Value	(1)	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)		or Units (#)	Options (#)	(3)	Awards ($/Sh)	(3)
Bradbury H. Anderson	5/18/2006	$4,525,605		—	—	—	11,870	94,966	94,966		—	—		$—
Darren R.	5/18/2006	3,167,961		—	—	—	8,309	66,477	66,477		—	—		—
Jackson	10/23/2006	2,453,100					—	—	—		—	110,500		55.46
Brian J.	5/18/2006	4,073,073		—	—	—	10,683	85,470	85,470		—	—		—
Dunn	10/23/2006	3,063,600					—	—	—		—	138,000		55.46
Robert A.	5/18/2006	3,620,493		—	—	—	9,496	75,973	75,973		—	—		—
Willett	10/23/2006	2,453,100					—	—	—		—	110,500		55.46
Shari L.	5/18/2006	3,167,961		—	—	—	8,309	66,477	66,477		—	—		—
Ballard	10/23/2006	1,469,640					—	—	—		—	66,200		55.46

(1)               These amounts reflect the aggregate value of the award on the grant date determined in accordance with SFAS No. 123(R).

(2)               Performance-based restricted stock that will be earned depending on the level of achievement of the following four metrics, each of which carries equal weight: (i) EVA® growth; (ii) revenue growth; (iii) Best Buy Common Stock price; and (iv) talent management.  Depending on the level of achievement, 0%, 50%, 75% or 100% of the value represented by each metric may be earned by the award recipient. The threshold amount assumes 50% of the amount represented by one metric is earned, but that no portion of the award amount represented by the other three metrics is earned. Regardless of the level of performance, no more than 100% of the target amount of the award may be earned. The earned portion of the award, if any, will vest on February 28, 2009, but must be held by the award recipient for a period of two years. The award and related metrics are described in greater detail in Special Long-Term Incentive on page 28.

(3)               Non-qualified stock options that have a term of ten years and become exercisable over a four-year period at the rate of 25% per year, beginning one year from the grant date. The stock option exercise price is equal to the closing price of our Common Stock on the grant date, as quoted on the NYSE. The stock option award is described in greater detail in Long-Term Incentive on page 28.

Outstanding Equity Awards at Fiscal Year-End

The following table provides a summary of equity awards outstanding for each of the named executive officers as of the end of fiscal 2007:

	Option Awards						Stock Awards
Name	Option Grant Date	(1)(2)	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price	Option Expiration Date	Stock Award Grant Date	(1)	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Right That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)	(3)
Bradbury H.							5/18/2006	(4)			94,966	$4,401,674
Anderson	4/14/2003		11,250		$20.65	4/13/2013
	1/16/2003		112,500		19.11	1/15/2013
	4/11/2002		348,750		34.18	4/10/2012
	4/27/2001		348,750		24.71	4/26/2011
	4/14/2000		371,250		31.17	4/13/2010
	4/16/1999		146,250		23.19	4/15/2009
	4/24/1998		585,000		7.64	4/23/2008
	4/18/1997		660,000		1.42	4/17/2007
Darren R.	10/23/2006			110,500	$55.46	10/22/2016
Jackson							5/18/2006	(4)			66,477	$3,081,209
	11/8/2005		15,002	45,007	46.80	11/7/2015
	10/11/2004		23,625	23,625	36.73	10/10/2014
							10/11/2004	(5)			7,875	365,006
							12/4/2003	(6)			30,000	1,390,500
	11/3/2003		35,436	11,814	39.59	11/2/2013
	1/16/2003		30,000		19.11	1/15/2013
	4/11/2002		65,588		34.18	4/10/2012
	4/27/2001		48,938		24.71	4/26/2011
Brian J.	10/23/2006			138,000	$55.46	10/22/2016
Dunn							5/18/2006	(4)			85,470	$3,961,535
	11/8/2005		20,000	60,000	46.80	11/7/2015
	10/11/2004		23,625	23,625	36.73	10/10/2014
							10/11/2004	(5)			7,875	365,006
	11/3/2003		38,811	12,939	39.59	11/2/2013
	1/16/2003		30,000		19.11	1/15/2013
	4/11/2002		65,588		34.18	4/10/2012
	4/27/2001		48,938		24.71	4/26/2011
	12/15/2000		4,923		11.11	12/14/2010
	4/14/2000		16,875		31.17	4/13/2010
	4/16/1999		16,875		23.19	4/15/2009
Robert A.	10/23/2006			110,500	$55.46	10/22/2016
Willett							5/18/2006	(4)			75,973	$3,521,349
	11/8/2005		7,501	22,504	46.80	11/7/2015
							11/8/2005	(7)			15,003	695,389
	10/11/2004		22,500	22,500	36.73	10/10/2014
							10/11/2004	(5)			7,500	347,625
	4/23/2004		75,000	75,000	37.00	4/22/2014
							4/23/2004	(6)			75,000	3,476,250
	4/12/2002	(8)	11,250		34.44	4/11/2012
Shari L.	10/23/2006			66,200	$55.46	10/22/2016
Ballard							5/18/2006	(4)			66,477	$3,081,209
	11/8/2005		7,501	22,504	46.80	11/7/2015
							11/8/2005	(7)			10,002	463,593
	10/11/2004		9,675	9,675	36.73	10/10/2014
							10/11/2004	(5)			4,785	221,785
	11/3/2003		24,244	8,081	39.59	11/2/2013
	1/16/2003		7,500		19.11	1/15/2003
	4/11/2002		16,875		34.18	4/10/2012
	4/27/2001		8,438		24.71	4/26/2011
	4/14/2000		16,875		31.17	4/13/2010
	4/16/1999		3,375		23.19	4/15/2009

(1)               For a better understanding of the equity awards included in this table, we have provided the grant date of each award.

(2)               All stock option awards reported become exercisable over a four-year period at the rate of 25% per year, beginning one year from the grant date indicated, except for the following grants which became exercisable immediately: (i) the grant to Mr. Willett on April 12,

2002  —  11,250 shares; and (ii) the grants to Mr. Anderson for his service as a director on April 14, 2003 — 11,250 shares; April 11, 2002 — 11,250 shares; April 27, 2001 — 11,250 shares; April 14, 2000 — 11,250 shares; April 16, 1999 — 11,250 shares; April 24, 1998 — 45,000 shares; and April 18, 1997 — 60,000 shares.

(3)               These values were determined based on the closing price of Best Buy Common Stock on March 2, 2007, the last trading day in fiscal 2007. The closing price as reported by the NYSE on March 2, 2007, was $46.35.

(4)               Performance-based restricted stock award that will be earned depending on the level of achievement of the following four metrics, each of which carries equal weight: (i) EVA® growth; (ii) revenue growth; (iii) Best Buy Common Stock price; and (iv) talent management. The earned portion of the award, if any, will vest on February 28, 2009, but must be held by the award recipient for a period of two years. The award and related metrics are described in greater detail in Special Long-Term Incentive on page 28.

(5)               Performance-based restricted stock award that will vest in a range from 0% to 100% on October 11, 2007, depending on the level of TSR achieved by our Common Stock compared to the TSR of companies that comprise the S&P 500 during a three-year incentive period.

(6)               Performance-based restricted stock award that will vest at 0% or 100% on the date we file our Annual Report on Form 10-K for the fiscal year ended March 3, 2007, depending on the satisfaction of an operating income goal.

(7)               Performance-based restricted stock award that will vest in a range from 0% to 100% on November 8, 2008, depending on the level of TSR achieved by our Common Stock compared to the TSR of companies that comprise the S&P 500 during a three-year incentive period.

(8)               The stock option was vested 100% on the grant date.

Options Exercised and Stock Vested

The table below provides a summary of the value realized in connection with stock option awards exercised and stock awards vested for our named executive officers during fiscal 2007:

	Option Awards				Stock Awards
Name	Number of Shares Acquired on Exercise (#)		Value Realized on Exercise	(1)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)	(2)
Bradbury H. Anderson	330,000	(3)	$18,130,398		—		$—
Darren R. Jackson	—		—		5,640	(4)	300,468
Brian J. Dunn	—		—		2,070	(5)	108,530
Robert A. Willett	—		—		—		—
Shari L. Ballard	—		—		1,200	(5)	62,916

(1)               Value based on market value of Best Buy Common Stock at the time of exercise, minus the exercise cost.

(2)               Value based on the closing market price of Best Buy Common Stock on the vesting date.

(3)               Mr. Anderson exercised options to purchase 330,000 shares on May 2, 2006, at an exercise price of $1.42 and a market price of $56.36.

(4)               Shares represent: (i) 1,890 performance-based restricted shares, and (ii) 3,750 time-based restricted shares. The performance-based restricted shares were earned with respect to the three-year performance period ended November 3, 2006. The restricted stock award was granted on November 3, 2003, and was earned based on the level of TSR achieved by our Common Stock compared to the TSR of companies that comprise the S&P 500 during the three-year incentive period. The number of shares reported represents 24% of the target number of shares originally granted. The time-based restricted stock was granted on December 4, 2003, and vested 25% on the grant date and 25% on each of the next three anniversaries of the grant date. The number reported includes 25% of the award that vested on December 4, 2006.

(5)               Shares represent the number of performance-based restricted shares that were earned with respect to the three-year performance period ended November 3, 2006. The restricted stock award was granted on November 3, 2003, and was earned based on the level of TSR achieved by our Common Stock compared to the TSR of companies that comprise the S&P 500 during the three-year incentive period. The number of shares reported represents 24% of the target number of shares originally granted.

Non-Qualified Deferred Compensation

The following table shows the account balances at March 3, 2007, and the contributions and earnings during fiscal 2007, for our named executive officers under our Deferred Compensation Plan, an unfunded, unsecured plan. The Deferred Compensation Plan allows highly compensated employees, including the named executive officers, and directors to defer:

•        Up to 75% of base salary; and

•        Up to 100% of short-term incentive compensation or director fees, as applicable.

Name	Executive Contributions in Fiscal 2007	(1)	Registrant Contributions in Fiscal 2007	Aggregate Earnings in Fiscal 2007	Aggregate Withdrawals/ Contributions	Aggregate Balance at March 3, 2007	(2)
Bradbury H. Anderson	$—		$—	$222,420	$—	$3,499,547
Darren R. Jackson	69,231		—	278,778	—	2,977,140
Brian J. Dunn	—		—	—	—	—
Robert A. Willett	—		—	—	—	—
Shari L. Ballard	131,784		—	24,639	—	361,017

(1)               These amounts were also reported as either “Base Salary” or “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table on page 34.

(2)               These amounts were reported under “Base Salary” and “Bonus” in the Summary Compensation Table in prior years’ proxy statements, as follows: Mr. Anderson — $2,689,982; Mr. Jackson — $1,980,255.

Investments.   Amounts deferred under and contributed to the Deferred Compensation Plan are credited or charged with the performance of investment options selected by the participants. The investment options are notional and do not represent actual investments, but rather serve as a measurement of performance. The options available under the Deferred Compensation Plan and their rates of return for the calendar year ended December 31, 2006, were as follows:

Investment	Rate of Return (1)
Gartmore GVIT Money Market	4.61%
PIMCO VIT Total Return	3.85%
PIMCO VIT High-Yield Bond	9.07%
Fidelity VIP II Asset Manager	7.24%
Vanguard VIF Diversified Value	18.88%
Vanguard VIF Equity Index	15.71%
MFS VIT Emerging Growth Series	7.61%
Gartmore GVIT Small Cap Value	17.29%
Vanguard VIF Small Company Growth	10.21%
Vanguard VIF International	26.75%

(1)     Rate of return is net of investment management fees, fund expenses or administrative charges, as applicable.

Distributions.   Participants who elect to defer compensation under the Deferred Compensation Plan also select when the deferred amounts will be distributed to them. Distributions may be made in a specific year, or at a time that begins at or after the participant’s retirement. Distributions are paid in a lump sum or in quarterly installments at the participant’s option. However, if a participant’s employment ends prior to retirement, a distribution is made promptly in a lump sum or in quarterly installments, depending on the account balance.

Employer-Matching Contributions and Vesting.   Prior to 2004, the Deferred Compensation Plan provided for employer-matching contributions. Since January 1, 2004, we do not provide employer-matching contributions for amounts deferred under the plan. Participants are fully vested in their contributions. Any employer contributions vest according to a five-year schedule. If the Deferred Compensation Plan were to be terminated, the participants would immediately become fully vested in all of the employer-matching funds.

Potential Payments Upon Termination or Change-in-Control

We do not have employment, severance or change-in-control agreements or arrangements with our named executive officers. As such, the only potential payments that would be received by our named executive officers upon termination of employment or a change-in-control would be in connection with equity-based incentive awards granted under our LTIP. The amounts reported represent the in-the-money value of stock options and value of stock awards, calculated based on the closing price of our common stock on March 2, 2007, the last trading day in fiscal 2007. The following table summarizes the potential value of long-term incentive awards for each named executive officer under various scenarios:

		Termination
Name		For Cause	(1)	Not for Cause	(2)	Following Change-in- Control	(3)	Death or Disability	(4)	Retirement	(5)
Bradbury H. Anderson	Stock options	—		$76,466,738		$76,466,738		$76,466,738		$76,466,738
	Stock awards	—		—		4,401,674		4,401,674		4,401,674
	Total	—		$76,466,738		$80,868,412		$80,868,412		$80,868,412
Darren R. Jackson	Stock options	—		$3,141,244		$3,448,379		$3,448,379		$3,448,379
	Stock awards	—		—		4,836,715		4,836,715		4,836,715
	Total	—		$3,141,244		$8,285,094		$8,285,094		$8,285,094
Brian J. Dunn	Stock options	—		$3,984,533		$4,299,273		$4,299,273		$4,299,273
	Stock awards	—		—		4,326,541		4,326,541		4,326,541
	Total	—		$3,984,533		$8,625,814		$8,625,814		$8,625,814
Robert A. Willett	Stock options	—		$1,051,688		$1,969,388		$1,969,388		$1,969,388
	Stock awards	—		—		8,040,613		8,040,613		8,040,613
	Total	—		$1,051,688		$10,010,001		$10,010,001		$10,010,001
Shari L. Ballard	Stock options	—		$1,183,588		$1,331,259		$1,331,259		$1,331,259
	Stock awards	—		—		3,766,586		3,766,586		3,766,586
	Total	—		$1,183,588		$5,097,845		$5,097,845		$5,097,845

(1)               All stock options and unvested stock awards are immediately and irrevocably forfeited upon termination for cause.

(2)               Upon voluntary termination or termination other than for cause: (i) stock options that are vested as of the date of termination may be exercised during a 60-day period beginning on the termination date; and (ii) all unvested stock options and stock awards are immediately and irrevocably forfeited as of the date of termination.

(3)               Upon involuntary termination or termination for good reason within 12 months following a change-in-control: (i) stock options vest 100% and may generally be exercised until their natural dates of expiration; and (ii) stock awards with performance-based vesting criteria will vest as if 100% of the target shares had been earned.

(4)               Upon death or disability: (i) stock options vest 100% and may generally be exercised for a period of one year; and (ii) stock awards with performance-based vesting criteria will vest as if 100% of the target shares had been earned.

(5)               Upon qualified retirement: (i) stock options vest 100% and may generally be exercised for a period of one year; and (ii) stock awards with performance-based vesting criteria will vest as if 100% of the target shares had been earned, except that in some cases, stock awards with performance-based vesting criteria will be earned at the end of the performance measurement period, based on the level of performance achieved.

CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS

It is our policy not to participate in material related-party transactions with officers, directors, controlling persons and other insiders unless the transaction provides us with a demonstrable incremental benefit and the terms are competitive with terms available from unaffiliated third parties. Pursuant to our Related-Party Transactions Policy, if a transaction with a related party involving an amount greater than $100,000 is proposed, members of the Audit Committee who have no financial interest in the transaction review the transaction to determine whether the necessary incremental benefit is present and whether the transaction should be recommended to the Board for approval. Members of the Board who have no financial interest in the transaction then review and, if appropriate, approve the transaction. In addition, ongoing related-party transactions are reviewed periodically by the Board to ensure that such transactions continue to provide the necessary incremental benefit to us.

We have a policy of not participating in real estate transactions with officers, directors, controlling persons and other insiders unless they are approved by the members of the Board who have no financial interest in the transaction. The Board must determine that any real estate transaction with an insider has terms that are competitive with terms available from unaffiliated third parties.

Richard M. Schulze

We lease two of our U.S. Best Buy stores from Richard M. Schulze, a founder of Best Buy and our Chairman of the Board. Aggregate rents paid for the two stores leased from Mr. Schulze during fiscal 2007 were approximately $976,000. The leases include escalation clauses, and one provides for percentage rent based on gross sales. The leases expire in 2008 and 2011 with renewal options that could extend the leases through 2021 and 2023, respectively, at our option. We entered into the real estate leases with Mr. Schulze prior to 1990, and the Board negotiated and approved the leases (with Mr. Schulze not voting). The Board relied on one or more of its members who had no financial interest in the properties to review market comparisons, look into alternative rental agreements and negotiate with Mr. Schulze. The Board decided that these real estate leases were in our best interest. Real estate lease renewals will be reviewed by the Audit Committee pursuant to our Related-Party Transactions Policy.

We also lease, on a non-exclusive basis, airplanes from a corporation owned by the Richard M. Schulze Revocable Trust, of which Mr. Schulze is a trustee. Periodically, the Board reviews the terms of the lease agreement to ensure that they are no less favorable than terms available from unaffiliated third parties. We pay an hourly rate for use of the airplanes, without any required fractional ownership. Our senior management generally use the airplanes when it is more economical or practical than flying commercial airlines. The total amount paid to Mr. Schulze’s corporation for use of the airplanes during fiscal 2007 was approximately $393,000.

We purchase certain store fixtures from Phoenix Fixtures, Inc. (“Phoenix”), a company owned by Mr. Schulze’s brother. The decision to conduct business with Phoenix was based on both qualitative and quantitative factors including product quality, pricing, customer service and design flexibility. The Board reviewed our transactions with Phoenix and determined that the transactions were on fair terms to us and that Phoenix provides significant advantages with respect to service and delivery as compared with its competitors. Accordingly, the Board has approved the transactions and our continued business dealings with Phoenix. The total amounts paid to Phoenix during fiscal 2007 were approximately $19 million.

Susan S. Hoff, our former Senior Vice President and Chief Communications Officer, is Mr. Schulze’s daughter. As of May 1, 2006, Ms. Hoff began serving as chairperson, president and chief executive officer of The Best Buy Children’s Foundation, for which she has served as president since the inception of the foundation. During fiscal 2007, Ms. Hoff received approximately $505,000 in base salary and short-term incentives from Best Buy. As of May 1, 2006, Ms. Hoff’s annual salary is $225,000, and she is no longer eligible for incentives. Ms. Hoff’s compensation was deemed reasonable by the Compensation Committee based upon the responsibilities encompassed by her role.

Ari Bousbib

Ari Bousbib, a director, is president of Otis Elevator Company, a wholly owned subsidiary of United Technologies Corporation. During fiscal 2007, we had an elevator service and preventative maintenance agreement with Otis. The agreement was established in 2004 in connection with the opening of our new corporate campus, which contains equipment manufactured by Otis, and also covers a small number of our retail locations. The agreement is expected to continue as long as its terms are deemed to be competitive and in our best interest. The total amount paid to Otis during fiscal 2007 was approximately $230,000. The Board approved the transactions and our continued business dealings with Otis.

Elliot S. Kaplan

Elliot S. Kaplan, a director, is a partner with the law firm of Robins, Kaplan, Miller & Ciresi L.L.P. (“RKMC”), which serves as our primary outside general counsel.

The Board periodically reviews the fees paid to RKMC to ensure that they are competitive with fees charged by other law firms comparable in size and expertise. We paid approximately $8.8 million in legal fees to RKMC during fiscal 2007. The Board approved the transactions with RKMC and our continued business dealings with the firm.

Jane K. Kirshbaum is employed with us as Senior Corporate Counsel and is Mr. Kaplan’s daughter. During fiscal 2007, Ms. Kirshbaum received approximately $200,000 in base salary and short-term incentives, and was awarded options to purchase 1,255 shares of Best Buy Common Stock at an exercise price of $55.46 per share and 628 restricted shares. The stock options expire in October 2016, and the restricted shares, which may be earned based on our achievement of certain performance goals during fiscal 2008, are scheduled to vest at the end of an incentive period ending on February 27, 2010. Ms. Kirshbaum was compensated at levels comparable to the compensation paid to non-family members in similar positions at Best Buy.

Matthew H. Paull

Matthew H. Paull, a director, is corporate senior executive vice president and chief financial officer of McDonald’s Corporation. During fiscal 2007, we had a co-marketing agreement with McDonald’s. The co-marketing agreement required us to provide coupons and gift cards redeemable for Best Buy merchandise and services in exchange for promotional advertising in which our tradename and logo were featured. The approximate retail value of coupons and gift cards redeemed in fiscal 2007 in connection with the promotion was $3.1 million. We entered into similar co-marketing agreements with McDonald’s in each of the prior three fiscal years, and we may engage in similar promotional activities with McDonald’s in the future. Mr. Paull did not participate in negotiating or executing the agreements. The Board approved the transactions and our continued business dealings with McDonald’s.

Frank D. Trestman

The Avalon Group is a real estate development partnership in which Mr. Trestman, a director, and Mr. Trestman’s son-in-law each own one-third interests. Mr. Trestman is the chairman of The Avalon Group, with the other partners responsible for operations. In fiscal 2007, we entered into a 10-year lease with Avalon-Timbercrest IV, LLC for a retail store located in a development in which The Avalon Group has an interest. Mr. Trestman and his son-in-law each own a 20% interest in the property we lease. Our real estate department has determined that the rental payments under the lease are competitive for the real estate market in the relevant geographic area. The payments required for the first five years of the term are $700,200 per year, with an increase in years six through ten to $745,200 per year. The Board determined that the lease is in our best interest, has terms no less favorable than an independent third party would receive.

AUDIT COMMITTEE REPORT

The information contained in this Audit Committee Report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act of 1933 or the Securities Exchange Act of 1934.

The Audit Committee is comprised of four members and acts under a written charter adopted and approved by the Board. The committee’s charter is posted on our Web site at www.BestBuy.com — select the “For Our Investors” link and then the “Corporate Governance” link. All members of the committee meet the SEC and NYSE definitions of independence and financial literacy for audit committee members. In addition, Matthew H. Paull, an independent director and a member of the Audit Committee, has been determined by the Board to be an audit committee financial expert for purposes of the SEC rules. No member of the Audit Committee serves on the audit committee of more than three public companies.

The committee, on behalf of the Board, reviewed and discussed with both management and Deloitte & Touche LLP (“D&T”), our independent registered public accounting firm for the fiscal year ended March 3, 2007, the annual audited consolidated financial statements for fiscal 2007, and the quarterly operating results for each quarter in such fiscal year, along with the related significant accounting and disclosure issues. These reviews included discussions with D&T of matters required to be discussed pursuant to Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, and discussions with management about the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of the disclosures in the financial statements.

The committee also discussed with D&T its independence from management and Best Buy, and received the written disclosures and the letter from D&T as required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees. The committee reviewed all services provided by and the amount of fees paid to D&T in fiscal 2007. In reliance on the reviews and discussions with management and D&T, the committee believes that the services provided by D&T were compatible with, and did not impair, its independence.

The committee met nine times, including six times via conference call, during fiscal 2007. The committee schedules its meetings to ensure it has sufficient time to devote appropriate attention to all of its tasks. The committee meetings include regular executive sessions with D&T, our internal auditors and management. The committee also discusses with our internal auditors and D&T the overall scope and plans for their respective audits.

In reliance on the reviews and discussions referred to above, the committee recommended to the Board, and the Board approved, that the annual audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended March 3, 2007, as filed with the SEC.

Change in Certifying Accountant

On May 10, 2005, contemporaneously with the conclusion of the audit for our fiscal year ended February 26, 2005, Ernst & Young LLP (“E&Y”) was dismissed as our independent registered public accounting firm. The dismissal of E&Y was approved by the Audit Committee.

Effective February 27, 2005, we engaged D&T as our independent registered public accounting firm. The engagement of D&T was approved by the Audit Committee, and ratified by our shareholders for each of the fiscal years ended March 3, 2007, and February 25, 2006.

Pre-Approval Policy

Consistent with SEC rules regarding auditor independence, the committee has responsibility for appointing, setting fees paid to and overseeing the work of our independent registered public accounting firm. In recognition of this responsibility, it is the policy of the committee to pre-approve all audit and permissible non-audit services provided by our independent registered public accounting firm except for minor audit-related engagements which in the aggregate do not exceed 5% of the fees we pay to our independent registered public accounting firm during a fiscal year.

Each year, prior to engaging our independent registered public accounting firm, management submits to the committee for approval a list of services expected to be provided during that fiscal year within each of the two categories of services described below, as well as related estimated fees.

1.                 Audit services include audit work performed on the financial statements, as well as work that generally only the independent registered public accounting firm can reasonably be expected to provide, including comfort letters, statutory audits and discussions surrounding the proper application of financial accounting and/or reporting standards.

2.                 Audit-Related services include assurance and related services that are traditionally performed by the independent registered public accounting firm, including due diligence related to mergers and acquisitions, employee benefit plan audits and special procedures required to meet certain regulatory requirements.

As appropriate, the committee then pre-approves the services and the related estimated fees. The committee requires our independent registered public accounting firm and management to report actual fees versus the estimate periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage our independent registered public accounting firm for additional services not contemplated in the initial annual proposal. In those instances, the committee pre-approves the additional services and related fees before engaging our independent registered public accounting firm to provide the additional services.

AUDIT COMMITTEE

Hatim A. Tyabji, Chairman

Ari Bousbib

Matthew H. Paull

Mary A. Tolan

ITEM OF BUSINESS NO. 2 — RATIFICATION OF APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

THIS SECTION SHOULD BE READ IN CONJUNCTION WITH THE “AUDIT COMMITTEE REPORT” ON PAGES 42–43.

The Audit Committee appointed Deloitte & Touche LLP (“D&T”) as our independent registered public accounting firm for the fiscal year that began March 4, 2007. We will ask shareholders to ratify the appointment of D&T as our independent registered public accounting firm at the Meeting. Representatives of D&T are expected to be present at the Meeting. They will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Principal Accountant Fees and Services

For the fiscal years ended March 3, 2007, and February 25, 2006, D&T served as our independent registered public accounting firm. The following table presents the aggregate fees incurred for audit and audit-related services rendered by D&T during fiscal 2007 and 2006, respectively. The fees listed below were pre-approved by our Audit Committee pursuant to the committee’s pre-approval policy described on pages 42–43:

Service Type	Fiscal 2007	Fiscal 2006
Audit Fees(1)	$3,344,000	$2,923,000
Audit-Related Fees(2)	210,000	477,000
Tax Fees	—	—
All Other Fees	—	—
Total	$3,554,000	$3,400,000

(1)               Consists of fees for professional services rendered in connection with the audits of our consolidated financial statements and the effectiveness of our internal control over financial reporting for the fiscal years ended March 3, 2007, and February 25, 2006; the reviews of the consolidated financial statements included in each of our Quarterly Reports on Form 10-Q during those fiscal years; consultations on accounting matters; statutory audit filings; and SEC registration statements.

(2)               Consists primarily of fees for acquisition-related due diligence, as well as the audits of our Retirement Savings Plan and The Best Buy Children’s Foundation.

In fiscal 2003, we adopted a policy pursuant to which our independent registered public accounting firm could no longer be engaged to provide services which were not audit or audit-related services. However, in exceptional circumstances and using stringent standards in its evaluation, the Audit Committee may authorize exceptions to the foregoing policy permitting our independent registered public accounting firm to provide tax services when it would be inefficient or ineffective to use another tax service provider. The Audit Committee’s intention is to not engage our independent registered public accounting firm for tax advisory services.

Board Voting Recommendation

The Board recommends that shareholders vote FOR the proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year that began on March 4, 2007.

If the appointment of D&T were not to be ratified by the shareholders, the Audit Committee would not be required to appoint another independent registered public accounting firm, but would give consideration to an unfavorable vote.

ITEM OF BUSINESS NO. 3 — APPROVAL OF AN AMENDMENT TO THE BEST BUY CO., INC. 2004 OMNIBUS STOCK AND INCENTIVE PLAN

Information About the Plan

What is the Omnibus Plan?

The Omnibus Plan was adopted by the Board on April 20, 2004, and approved by our shareholders on June 24, 2004. The Omnibus Plan permits the granting of stock options (including both incentive and non-qualified stock options); stock appreciation rights (“SARs”); restricted stock and restricted stock units; performance awards of cash, stock or property; dividend equivalents; and other stock grants. Eligible recipients under the Omnibus Plan include any employee, officer, consultant, advisor or director providing services to us or to any of our affiliates, who is selected by the Compensation Committee.

The Omnibus Plan is the only plan we have that provides for the issuance of shares of our Common Stock in connection with future awards of equity-based compensation. Currently, the aggregate number of shares of our Common Stock that may be issued under all stock-based awards made under the Omnibus Plan is 24 million (representing the original 16 million authorized in 2004 and the August 3, 2005, 3-for-2 stock split which increased the initial amount authorized to 24 million). Certain awards under the Omnibus Plan are subject to limitations as follows:

•        The maximum number of shares that may be awarded under the Omnibus Plan pursuant to grants of restricted stock, restricted stock units and stock awards is 9.75 million.

•        The maximum number of shares that may be awarded under the Omnibus Plan pursuant to grants of incentive stock options, subject to the provisions of Section 422 or 424 of the Code is 24 million.

•        No person may be granted under the Omnibus Plan in any calendar year stock options, SARs or any other awards, the value of which is based solely on an increase in the value of our Common Stock after the date of grant of the award, of more than 1.5 million shares in the aggregate.

•        No person may be granted under the Omnibus Plan in any calendar year performance awards (as described on page 48) of more than $5 million in aggregate value.

•        Our non-employee directors, as a group, may not be granted awards in the aggregate of more than 5% percent of the shares available for awards under the Omnibus Plan.

•        No non-employee director may be granted an award under the Omnibus Plan unless all non-employee directors receive an award with the same terms and conditions, except where the award is compensation for service on a committee of the Board and all members of the committee receive an award with the same terms and conditions or the award is made in connection with the director’s initial appointment to the Board.

At May 1, 2007, approximately 7.7 million common shares remained available for awards under the Omnibus Plan. Over the past three fiscal years, we have made equity-based awards at an average annual rate of 1.62% of our outstanding Common Stock, and we expect to continue to make awards at a similar rate based on our current assumptions and compensation strategies, assuming approval by the shareholders of the proposed amendments of the Omnibus Plan.

How are you proposing to amend the Omnibus Plan?

On May 1, 2007, the Board amended the Omnibus Plan, subject to the approval of our shareholders, to increase the maximum number of shares that are authorized for issuance under the Omnibus Plan from 24 million to 38 million.

What is the purpose of the Omnibus Plan?

The purpose of the Omnibus Plan is to promote the interests of Best Buy and our shareholders by aiding us in attracting and retaining employees, officers, consultants, advisors and directors whom we expect will contribute to our growth and financial performance for the benefit of our shareholders. The Board believes that the continuation of short-term and long-term incentive compensation is essential in attracting, retaining and motivating individuals to enhance the likelihood of our future success. In addition, a plan that permits awards with more flexible terms allows us to better align incentive compensation with increases in shareholder value. The flexibility of the Omnibus Plan in types and specific terms of awards allow future awards to be based on then-current objectives for aligning compensation with shareholder value. Shareholder approval of the amendment to the Omnibus Plan will permit us to continue to award short-term and long-term incentives that achieve these goals.

Has the Board approved the amendment to the Omnibus Plan?

Yes. On May 1, 2007, subject to the approval of our shareholders, the Board approved the amendment to the Omnibus Plan to increase the number of shares subject to the plan to 38 million. We are now asking you to approve the amendment to the Omnibus Plan. Upon approval, the amendment to the Omnibus Plan will become effective.

What are the key features of the Omnibus Plan?

The material terms of the Omnibus Plan are summarized below. The Omnibus Plan was designed to meet the requirements of Section 162(m) of the Code regarding the deductibility of executive compensation.

The following summary is qualified in its entirety by reference to the full text of the Omnibus Plan, as amended. A copy of the Omnibus Plan, as amended, may be obtained from us free of charge upon written request and is also available on our Web site at www.BestBuy.com — select the “For Our Investors” link.

Who is eligible to receive awards under the Omnibus Plan?

Eligible recipients under the Omnibus Plan include any employee, officer, consultant, advisor or director providing services to us or to any of our affiliates, who is selected by the Compensation Committee. At May 1, 2007, approximately 140,000 employees were eligible to participate in the Omnibus Plan.

What is the term of the Omnibus Plan?

Unless discontinued or terminated by the Board, the Omnibus Plan will expire on June 23, 2014. No award may be made after that date. However, unless otherwise expressly provided in an applicable award agreement, any award granted under the Omnibus Plan prior to expiration may extend beyond the end of such period through the award’s normal expiration date.

How is the Omnibus Plan administered?

The Compensation Committee administers the Omnibus Plan and has full power and authority to determine when and to whom awards will be granted, and the type, amount, form of payment, and other terms and conditions of each award, consistent with the provisions of the Omnibus Plan. In addition, the Compensation Committee can specify whether, and under what circumstances, awards to be received under the Omnibus Plan may be deferred automatically or at the election of either the holder of the award or the Compensation Committee. Subject to the provisions of the Omnibus Plan, the Compensation Committee may amend or waive the terms and conditions, or accelerate the exercisability, of an outstanding award. The Compensation Committee has authority to interpret the Omnibus Plan, and establish rules and regulations for the administration of the Omnibus Plan. In addition, the Board may exercise the powers of the Compensation Committee at any time, except with respect to the grant of awards to our executive officers.

How many shares would be available for issuance under the Omnibus Plan, as amended?

The aggregate number of shares of our Common Stock that may be issued under all stock-based awards made under the Omnibus Plan, as amended, will be 38 million. Certain awards under the Omnibus Plan are subject to limitations as follows:

•        The maximum number of shares that may be awarded under the Omnibus Plan pursuant to grants of restricted stock, restricted stock units and stock awards is 15.5 million.

•        The maximum number of shares that may be awarded under the Omnibus Plan pursuant to grants of incentive stock options, subject to the provisions of Section 422 or 424 of the Code, is 38 million.

•        No person may be granted under the Omnibus Plan in any calendar year stock options, SARs or any other award, the value of which is based solely on an increase in the value of our common stock after the date of grant of the award, of more than 1.5 million shares in the aggregate.

•        No person may be granted under the Omnibus Plan in any calendar year performance awards of more than $5 million in aggregate value.

•        Our non-employee directors, as a group, may not be granted awards in the aggregate of more than 5% percent of the shares available for awards under the Omnibus Plan.

•        No non-employee director may be granted an award under the Omnibus Plan unless all non-employee directors receive an award with the same terms and conditions, except where the award is compensation for service on a committee of the Board and all members of the committee receive an award with the same terms and conditions or the award is made in connection with the director’s initial appointment to the Board.

The Compensation Committee may adjust the number of shares and share limits described above in the case of a stock dividend or other distribution, including a stock split, merger or other similar corporate transaction or event, in order to prevent dilution or enlargement of the benefits or potential benefits intended to be provided under the Omnibus Plan.

If any shares of our Common Stock subject to any award or to which an award relates are forfeited or are reacquired by us, or if any award terminates without the delivery of any shares, the shares previously set aside for such awards will be available for future awards under the Omnibus Plan.

What types of awards can be issued under the Omnibus Plan?

The Omnibus Plan permits the granting of:

•        Stock options (including both incentive and non-qualified stock options);

•        SARs;

•        Restricted stock and restricted stock units;

•        Performance awards of cash, stock or property;

•        Dividend equivalents; and

•        Other stock grants.

Under the Omnibus Plan, awards may be granted alone, in addition to, in combination with or in substitution for, any other award granted under the Omnibus Plan or any other compensation plan. Awards can be granted for no cash consideration or for cash or other consideration as determined by the Compensation Committee or as required by applicable law. Awards may provide that upon the grant or exercise thereof, the holder will receive cash, shares of our Common Stock or other securities, or property, or any combination of these in a single payment, installments or on a deferred basis. The exercise price per share under any stock option and the grant price of any SAR may not be less than the fair market value on the date of grant of such option or SAR except to satisfy legal requirements of foreign jurisdictions or if the award is in substitution for an award previously granted by an entity acquired by us. Determinations of fair market value under the amended Omnibus Plan are made in accordance with methods and procedures established by the Compensation Committee. The term of awards may not be longer than 10 years from the date of grant.

Stock Options.   The holder of an option is entitled to purchase a number of shares of our Common Stock at a specified exercise price during a specified time period, all as determined by the Compensation Committee. The option exercise price may be payable either in cash or, at the discretion of the Compensation Committee, in other securities or other property having a fair market value on the exercise date equal to the exercise price.

Stock Appreciation Rights.   The holder of a SAR is entitled to receive the excess of the fair market value (calculated at the exercise date or, at the Compensation Committee’s discretion, at any time during a specified period before or after the exercise date) of a specified number of shares of our Common Stock over the grant price of the SAR. SARs vest and become exercisable in accordance with a vesting schedule established by the Compensation Committee.

Restricted Stock and Restricted Stock Units.   The holder of restricted stock owns shares of our Common Stock subject to restrictions imposed by the Compensation Committee (including, for example, restrictions on the right to vote the restricted shares or to receive any dividends with respect to the shares) for a specified time period determined by the Compensation Committee. The holder of restricted stock units has the right, subject to any restrictions imposed by the Compensation Committee, to receive shares of our Common Stock, or a cash payment equal to the fair market value of those shares, at some future date determined by the Compensation Committee. The minimum vesting period for these awards is over a period of at least three years from the date of grant, unless the award is conditioned on personal performance, or our performance or that of our affiliates, in which case the award must vest over a period of at least one year from the date of grant. The Compensation Committee also may permit accelerated vesting in the case of a participant’s death, disability or eligibility for retirement, or a change in control of Best Buy. If the participant’s employment or service as a director terminates during the vesting period for any other reason, the restricted stock and restricted stock units will be forfeited, unless the Compensation Committee determines that it would be in our best interest to waive the remaining restrictions.

Performance Awards.   Performance awards granted under the Omnibus Plan are intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code. Performance awards give participants the right to receive payments in cash, stock or property based solely upon the achievement of certain performance goals during a specified performance period. The Compensation Committee designates all participants for each performance period, and establishes performance goals and target awards for each participant no later than 90 days after the beginning of each performance period within the parameters of Section 162(m) of the Code. Performance goals must be based solely on one or more of the following business criteria:

•        Revenue;

•        Cash flow;

•        Gross profit;

•        Earnings before interest and taxes;

•        Earnings before interest, taxes, depreciation and amortization;

•        Net earnings;

•        Diluted earnings per share;

•        Margins, including gross profit, operating and net income margins;

•        Returns, including return on assets, equity, investment, capital and revenue and total stockholder return;

•        Stock price;

•        Economic value added;

•        Working capital;

•        Market share;

•        Cost reductions;

•        Workforce satisfaction and diversity goals;

•        Employee retention;

•        Customer satisfaction;

•        Completion of key projects; and

•        Strategic plan development and implementation.

The measure of performance may be set by reference to an absolute standard or a comparison to specified companies or groups of companies, or other external measures, and may be applied at individual or organizational levels. The aggregate dollar value of performance awards paid to any recipient in any calendar year may not exceed $5 million.

Dividend Equivalents.   The holder of a dividend equivalent is entitled to receive payments (in cash, shares of our Common Stock, other securities or other property) equivalent to the amount of cash dividends paid by us to our shareholders, with respect to the number of shares determined by the Compensation Committee. Dividend equivalents are subject to other terms and conditions determined by the Compensation Committee.

Stock Awards.   The Compensation Committee may grant unrestricted shares of our Common Stock, subject to terms and conditions determined by the Compensation Committee and the Omnibus Plan limitations.

May awards be transferred?

No award and no right under any such award is transferable for any consideration. Unless otherwise provided by the Omnibus Plan, awards under the Omnibus Plan may only be transferred by will or by the laws of descent and distribution.

May awards be repriced?

Without the approval of our shareholders, no option or SAR may be amended to reduce its initial exercise or grant price, and no option or SAR may be canceled and replaced with an option, SAR or other award having a lower exercise price, except in connection with a stock dividend or other distribution, including a stock split, merger or other similar corporate transaction or event, in order to prevent dilution or enlargement of the benefits, or potential benefits intended to be provided under the Omnibus Plan.

May the Omnibus Plan be amended further?

Yes. The Board of Directors may amend, alter, suspend, discontinue or terminate the Omnibus Plan at any time, except that prior shareholder approval will be required for any amendment to the Omnibus Plan that:

•        Requires shareholder approval under the rules or regulations of the NYSE or any other securities exchange that are applicable to us;

•        Increases the number of shares authorized under the Omnibus Plan (except in the case of a stock split or other recapitalization);

•        Increases the number of shares subject to the award limitations described above under “How many shares would be available for issuance under the Omnibus Plan as amended?” (except in the case of a stock split or other recapitalization);

•        Permits repricing of outstanding stock options or SARs (except in the case of a stock split or other recapitalization);

•        Permits the award of stock options or SARs with an exercise price less than 100% of the fair market value of a share of common stock on the date of grant;

•        Expands the classes or categories of persons eligible to receive awards under the Omnibus Plan; or

•        Would cause Section 162(m) of the Code to become unavailable with respect to the Omnibus Plan.

Subject to the provisions of the Omnibus Plan or an award agreement, the Compensation Committee may not amend any outstanding award agreement without the participant’s consent if the action would adversely affect the participant’s rights.

What are the federal income tax consequences to participants of the Omnibus Plan?

Grant of Stock Options and SARs.   The grant of a stock option or SAR is not expected to result in any taxable income for the recipient.

Exercise of Stock Options and SARs.   Upon exercising a non-qualified stock option, the optionee must recognize ordinary income equal to the excess of the fair market value of the shares of our Common Stock acquired on the date of exercise over the exercise price, and we are generally entitled at that time to an income tax deduction for the same amount. The holder of an incentive stock option generally has no taxable income upon exercising the option (except that an alternative minimum tax liability may arise), and we are not entitled to an income tax deduction. Upon exercising a SAR, the amount of any cash received and the fair market value on the exercise date of any shares of our Common Stock received are taxable to the recipient as ordinary income and generally deductible by us.

Disposition of Shares Acquired Upon Exercise of Stock Options and SARs.   The tax consequence upon a disposition of shares acquired through the exercise of a stock option or SAR depends on how long the shares have been held and whether the shares were acquired by exercising an incentive stock option or by exercising a non-qualified stock option or SAR. Generally, there is no tax consequence to us in connection with the disposition of shares acquired under a stock option or SAR, except that we may be entitled to an income tax deduction in the case of the disposition of shares acquired under an incentive stock option before the applicable incentive stock option holding periods set forth in the Code have been satisfied.

Awards Other Than Stock Options and SARs.   As to other awards granted under the Omnibus Plan that are payable either in cash or shares of our Common Stock that are either transferable or not subject to substantial risk of forfeiture, the holder of the award must recognize ordinary income equal to (a) the amount of cash received or, as applicable, (b) the excess of (i) the fair market value of the shares received (determined as of the date of receipt) over (ii) the amount (if any) paid for the shares by the holder of the award. We are generally entitled at that time to an income tax deduction for the same amount.

As to an award that is payable in shares of our Common Stock that are restricted from transfer and subject to substantial risk of forfeiture, unless a special election is made by the holder of the award under the Code, the holder must recognize ordinary income equal to the excess of (i) the fair market value of the shares received (determined as of the first time the shares become transferable or not subject to substantial risk of forfeiture, whichever occurs earlier) over (ii) the amount (if any) paid for the shares by the holder of the award. We are generally entitled at that time to an income tax deduction for the same amount.

Income Tax Deduction.   Subject to the usual rules concerning reasonable compensation, and assuming that, as expected, performance awards paid under the Omnibus Plan are “qualified performance-based compensation” within the meaning of Section 162(m) of the Code, we are generally entitled to a corresponding income tax deduction at the time a participant recognizes ordinary income from awards made under the amended Omnibus Plan.

Application of Section 16.   Special rules may apply to individuals subject to Section 16 of the Exchange Act. In particular, unless a special election is made pursuant to the Code, shares received through the exercise of a stock option or SAR may be treated as restricted as to transferability and subject to a substantial risk of forfeiture for a period of up to six months after the date of exercise. Accordingly, the amount of any ordinary income recognized and the amount of our income tax deduction is determined as of the end of that period.

Delivery of Shares for Tax Obligation.   Under the Omnibus Plan, the Compensation Committee may permit participants receiving or exercising awards, subject to the discretion of the Compensation Committee and upon such terms and conditions as it may impose, to deliver shares of our Common Stock (either shares received upon the receipt or exercise of the award or shares previously owned by the holder of the option) to us to satisfy federal and state income tax obligations.

Section 409A of the Code.   The Compensation Committee administers and interprets the Omnibus Plan and all award agreements in a manner consistent with the intent to satisfy the requirements of Section 409A of the Code to avoid any adverse tax results thereunder to a holder of an award. If any provision of the Omnibus Plan or any award agreement would result in such adverse consequences, the Compensation Committee may amend that provision or take other reasonably necessary action to avoid any adverse tax result. No such action shall be deemed to impair or otherwise adversely affect the rights of a holder of an award under the Omnibus Plan.

What future awards will be granted under the Omnibus Plan?

No award under the Omnibus Plan made prior to the date of the 2007 Regular Meeting of Shareholders has been made subject to shareholder approval of the amendment to the Omnibus Plan. The number and types of awards that will be granted under the amendment to the Omnibus Plan in the future are not determinable, as the Compensation Committee will make these determinations in its sole discretion. We expect that future awards made under the Omnibus Plan, as amended, will not materially differ in their allocation among executive officers, non-executive directors and non-executive officer employees, from awards made in previous years. The closing price of a share of our Common Stock as reported on the NYSE on May 1, 2007, was $46.49.

Equity Compensation Plan Information

The following table provides information about Best Buy Common Stock that may be issued under our equity compensation plans as of March 3, 2007:

Plan Category	Securities to Be Issued Upon Exercise of Outstanding Options		Weighted Average Exercise Price	(1)	Securities Available for Future Issuance(	2)
Equity compensation plans approved by security holders(3)	31,376,985	(4)	$35.81		11,911,862
Equity compensation plans not approved by security holders(5)	11,250		34.44		NA
Total	31,388,235		$35.81		11,911,862

(1)               Includes weighted average exercise price of outstanding stock options only.

(2)               Includes 3,978,674 shares of Best Buy Common Stock which have been reserved for issuance under the ESPP.

(3)               Includes the 1994 Full-Time Non-Qualified Stock Option Plan, the 1997 Directors’ Non-Qualified Stock Option Plan, the 1997 Employee Non-Qualified Stock Option Plan, the Assumed Musicland 1998 Stock Incentive Plan, the 2000 Restricted Stock Award Plan, and the 2004 Omnibus Stock and Incentive Plan.

(4)               Includes grants of stock options and performance-based and time-based restricted stock.

(5)               Represents non-plan options issued to Robert A. Willett in 2002 in consideration of his service to the Board prior to his employment with Best Buy. The options, which were fully vested upon grant, have an exercise price of $34.44 per share and expire on April 11, 2012.

Board Voting Recommendation

Upon the recommendation of management, the Board adopted the amendment to the Omnibus Plan to increase the number of shares subject to the plan and recommends that shareholders vote FOR the approval of the amendment.

The affirmative vote of the holders of a majority of the voting power of the shares present, in person or by proxy, and entitled to vote (excluding broker non-votes) is required to approve the amendment to the Omnibus Plan.

IT IS INTENDED THAT, UNLESS OTHERWISE INSTRUCTED, THE SHARES REPRESENTED BY THE PROXY (OTHER THAN BROKER NON-VOTES) WILL BE VOTED “FOR” THE APPROVAL OF THE AMENDMENT TO THE OMNIBUS PLAN TO INCREASE THE NUMBER OF SHARES SUBJECT TO THE PLAN.

OTHER BUSINESS

Management and the Board are not aware of any other item of business that will be addressed at the Meeting. If any other item of business is properly brought before the Meeting, the Proxy Agents will vote the shares they represent as the Board recommends.

PROPOSALS FOR THE NEXT REGULAR MEETING

Any shareholder proposal intended to be presented for consideration at the 2008 Regular Meeting of Shareholders and to be included in our proxy statement for that meeting must be received at our principal executive office at 7601 Penn Avenue South, Richfield, Minnesota 55423, no later than January 17, 2008.

Any shareholder proposal received after that date and intended to be presented for consideration at the 2008 Regular Meeting of Shareholders, though not included in our proxy statement, will be considered untimely if received after April 1, 2008. In the event of an untimely proposal, our designated Proxy Agents may have discretionary authority to vote on such proposal.

By Order of the Board of Directors

Elliot S. Kaplan

Secretary

May 16, 2007

BEST BUY CO., INC.

AUDIT COMMITTEE CHARTER

Purpose

The Audit Committee (“Committee”) of Best Buy Co., Inc. (“Company”) is appointed by the Board of Directors (“Board”) to discharge the Board’s responsibilities relating to oversight of the following: 1) the integrity of the Company’s financial statements and financial reporting processes, 2) the Company’s internal accounting systems, financial and operational controls, 3) the qualifications and independence of the independent auditor, 4) the performance of the Company’s Internal Audit function and the independent auditor, and 5) the Company’s compliance with ethics programs, including the Code of Business Ethics, and legal and regulatory requirements. In so doing, the Committee will maintain free and open communication between the Board, the independent auditor, Internal Auditors and management of the Company.

Committee Membership

The Committee will be composed of at least three directors, each of whom satisfy the definition of “independent” under the listing standards of the New York Stock Exchange (“NYSE”). In addition, members of the Committee may not accept any consulting, advisory, or other compensatory fee from the Company (other than in their capacity as a member of the Board or one or more of the Board’s committees) and may not be affiliated persons of the Company or its subsidiaries. All Committee members will be financially literate and will have sufficient knowledge of financial matters to enable them to carry out the responsibilities of the Committee. At least one member of the Committee will be a “financial expert,” as defined by the Securities and Exchange Commission (“SEC”) in Item 401(e) of Regulation S-K. The Committee members will be appointed by the Board and may be removed by the Board in its discretion.

Meetings

The Committee shall meet as often as its members deem necessary to perform the Committee’s responsibilities. A majority of the Committee will comprise a quorum when all Committee members are unable to attend a meeting.

Committee Authority and Responsibilities

The Committee shall have the authority to investigate any matter brought to its attention, with full access to all relevant records, property and personnel of the Company, and with the authority to retain outside counsel or other experts and advisors as it determines necessary. The Company will provide appropriate funding, as determined by the Committee, for payment of compensation to the independent auditor or any other registered public accounting firm engaged for the purposes of preparing or issuing an audit report or performing other audit, review or attestation services for the Company; compensation to any other advisers engaged by the Committee; and ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

The Committee will make regular reports to the Board and will propose any necessary action to the Board. The Committee will review and reassess the adequacy of this Charter at least annually and recommend any proposed changes to the Board for approval. The Committee will at least annually evaluate its own performance to determine whether or not it is functioning effectively.

The primary responsibility of the Committee is to oversee the Company’s financial reporting process and report the results of its activities to the Board. Management is responsible for preparing the Company’s financial statements and the independent auditor is responsible for auditing those financial statements. In carrying out its responsibilities, the Committee believes its policies and procedures should remain flexible, in order to best react to changing conditions and with the objective of assessing whether the Company’s accounting and financial reporting practices are in accordance with all requirements and are of the highest quality.

While the Committee has the specific responsibilities set forth in this Charter, the Committee does not regularly conduct audits or investigations to determine that the Company’s financial statements are complete and accurate and in compliance with generally accepted accounting practices.

The following represent the primary recurring duties and responsibilities of the Committee in carrying out its oversight responsibilities:

A.                 Independent Auditor

1.                The Committee is directly responsible for the appointment and termination (subject, as applicable, to shareholder ratification), compensation and oversight of the work of the independent auditor, including resolution of disagreements between management and the auditor regarding financial reporting. The Committee will, at least annually, evaluate the independent auditor’s qualifications, performance and independence, taking into account the opinions of management and Internal Audit. Such evaluation will include the review and evaluation of the experience and qualifications of the senior members of the independent auditor team.

2.                The Committee will pre-approve all audit and non-audit services provided by the independent auditor unless such services are considered de-minimus audit-related services as defined by the SEC and acceptable under the Company’s independent auditor policy. The Committee may delegate pre-approval authority to a member of the Committee. The decisions of any Committee member to whom pre-approval authority is delegated must be presented to the full Committee at its next scheduled meeting.

3.                At least annually, the Committee will obtain and review a report by the independent auditor describing:

a.                  The firm’s internal quality control procedures.

b.                  Any material issues raised by:

(i)                  The most recent internal quality control review, reviews performed by the Public Company Accounting Oversight Board or SEC, or any other peer review of the firm,

(ii)               Any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and

(iii)            Any steps taken to deal with any such issues.

c.                   All relationships between the independent auditor and the Company to assess the auditor’s independence.

4.                The Committee will also establish for the Company clear hiring policies for employees or former employees of the independent auditor that meet the SEC regulations and NYSE listing standards.

B.                 Audit Processes and Reporting

1.                The Committee will meet with Internal Audit, the independent auditor and appropriate management of the Company to review the overall scope and plans for their respective audits, including the adequacy of staffing and compensation. The Committee will also meet with these groups to discuss the adequacy and effectiveness of the Company’s accounting, financial and other internal controls, including the Company’s policies and procedures to assess, monitor, and manage legal and ethical compliance programs, including the Code of Business Ethics. The Committee will also discuss with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies. Further, the Committee will meet separately with management, Internal Audit and the independent auditor periodically, to discuss the results of their examinations and whether there were any audit problems or difficulties encountered during their work or with management’s responses.

2.                The Committee will review:

a.                  Reports from the independent auditor on the critical policies and practices of the Company, and all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management.

b.                  Management’s assertion on its assessment of the effectiveness of internal controls as of the end of the most recent fiscal year and the independent auditor’s report on management’s assertion as required.

c.                   All material written communications between the independent auditor and Internal Audit, such as the management letter or accounting adjustments that were noted or proposed by the independent auditor, but were not adopted or reflected.

d.                  Any material communications between the independent auditor team and the independent auditor’s national office regarding auditing or accounting issues presented by the engagement.

3.                The Committee will discuss with the independent auditor and Internal Audit the effect of regulatory and accounting initiatives, as well as off-balance-sheet structures and aggregate contractual obligations on the Company’s financial statements.

4.                The Committee will review the interim financial statements with management and the independent auditor prior to the filing of the Company’s Quarterly Reports on Form 10-Q. Also, the Committee will discuss the results of the quarterly review and any other matters required to be communicated to the Committee by the independent auditor under generally accepted auditing standards. The Chairman or a designee of the Committee may represent the entire Committee for purposes of this review. Further, the Committee will review and discuss earnings press releases, including the use, if any, of “pro-forma” or “adjusted” non-GAAP information, as well as financial information and earnings guidance provided to analysts and rating agencies with management and the independent auditor.

5.                The Committee will review with management and the independent auditor the financial statements and disclosures under Management’s Discussion and Analysis of Financial Condition and Results of Operations, to be included in the Company’s Annual Reports on Form 10-K. The Committee will also review with management and the independent auditor their judgments about the quality, not just acceptability, of accounting principles, the reasonableness of significant judgments and the clarity of the disclosures in the financial statements. Additionally, the Committee will discuss the results of the annual audit and any other matters required to be communicated to the Committee by the independent auditor under generally accepted auditing standards. Following completion of the annual audit, the Committee will review the independent auditor’s recommendations to management as well as the results of procedures performed.

6.                The Committee will prepare its report to be included in the Company’s annual proxy statements, as required by SEC regulations.

C.               Other

1.                The Committee will establish procedures for the receipt, retention and treatment of complaints received regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters. In addition, if appropriate, the Committee will receive corporate attorneys’ reports of evidence of material violations of securities laws or breaches of fiduciary duty.

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to vote the shares and for electronic delivery of information up until 11:59 P.M. Eastern Daylight Time the day before the meeting date. Have your proxy card in hand when you access the Web site and follow the prompts.

7601 PENN AVENUE SOUTH RICHFIELD, MN 55423	ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by BEST BUY CO., INC. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY TELEPHONE (WITHIN THE U.S. OR CANADA) - 1-800-690-6903
Use any touch-tone telephone to vote the shares until 11:59 P.M. Eastern Daylight Time the day before the meeting date. Have your proxy card in hand when you call and follow the prompts.

VOTE BY MAIL
Mark, sign and date your proxy card, and return it in the postage-paid envelope we have provided or return it to BEST BUY CO., INC., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	BESTB1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

BEST BUY CO., INC

This proxy, when properly executed and returned to Best Buy, will be voted in the manner directed herein by the undersigned shareholder(s). If no direction is made, this proxy will be voted FOR Proposals 1, 2 and 3.

To withhold authority to vote for any individual nominee(s), mark “For All

					For All	Withhold All	For All Except
1.	Election of Directors				☐	☐	☐	Except” and write the number(s) of the
1.1		Election of seven Class 2 Directors —					nominee(s) on the line below.
	01)	Ronald James	05)	Richard M. Schulze
	02)	Elliott S. Kaplan	06)	Mary A. Tolan
	03)	Matthew H. Paull	07)	Hatim A. Tyabji
	04)	James E. Press
1.2	08)	Ratification of one Class 1 Director —- Rogelio M. Rebolledo
							For	Against	Abstain

2.	Ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 1, 2008.						☐	☐	☐
3.	Approval of an amendment to the Best Buy Co., Inc. 2004 Omnibus Stock and Incentive Plan to increase the number of shares subject to the plan to 38 million shares.						☐	☐	☐

In their discretion, the Proxy Agents are authorized to vote upon such other business as may properly come before the Meeting.

For comments, check the box to the right, and note on the reverse side.
☐

If you vote by mail, please date and sign exactly as your name appears and return this card promptly in the

HOUSEHOLDING ELECTION - Please indicate if you consent to receive future proxy materials and other shareholder communications in a single package per household. If you consent, Best Buy will send a single package per household until you revoke your consent by notifying Best Buy, Attn: Investor Relations, at the address listed above or by calling (612) 291-6147. Best Buy

accompanying postage-paid envelope. If shares are held							will start sending you individual copies	Yes	No
by joint tenants or as community property, both							of shareholder communications within 30
shareholders must sign.							days of your revocation.	☐	☐

Signature [PLEASE SIGN WITHIN BOX]				Date			Signature (Joint Owners)	Date

BEST BUY CO., INC.
REGULAR MEETING OF SHAREHOLDERS
9:30 a.m., Central Time, on Wednesday, June 27, 2007

Dear Best Buy Shareholder:

Your vote is important!  We encourage you to vote promptly and to take advantage of Internet or telephone voting, both of which are available 24 hours a day, seven days a week.

Vote by Internet:	Go to www.proxyvote.com and follow the prompts.

Vote by Telephone:	Call 1-800-690-6903 if you are in the U.S. or Canada, and follow the prompts.

(If you vote by Internet or by telephone, please do not mail your proxy card.)

Receive Future Shareholder Communications Electronically:

Help us make a difference by eliminating paper proxy mailings to your home or business. With your consent, we will provide all future proxy materials and annual reports to you electronically. Shareholders of record may enroll for electronic delivery of future Best Buy shareholder communications after you vote your shares on the Internet at www.proxyvote.com.

YOUR VOTE IS IMPORTANT. THANK YOU FOR VOTING.

FOLD AND DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL

PROXY	PROXY

BEST BUY CO., INC.

7601 Penn Avenue South
Richfield, Minnesota 55423

This Proxy is Solicited on Behalf of the Board of Directors
for use at the Regular Meeting of Shareholders to be held on June 27, 2007

The undersigned appoint(s) Richard M. Schulze and/or Elliot S. Kaplan, each with the power of substitution, as his or her proxies (“Proxy Agents”) to vote as directed on the reverse side of this proxy card or pursuant to instructions provided via the Internet or by telephone, all the shares of common stock of Best Buy Co., Inc. held of record by the undersigned as of April 30, 2007, at the Regular Meeting of Shareholders (the “Meeting”) to be held on Wednesday, June 27, 2007, at 9:30 a.m., Central Time, at the Best Buy Corporate Campus Theater, 7601 Penn Avenue South, Richfield, Minnesota, or any postponement or adjournment of the Meeting. The undersigned acknowledges receipt of the Notice of 2007 Regular Meeting of Shareholders and the related Proxy Statement.

IF NO OTHER INDICATION IS MADE ON THE REVERSE SIDE OF THIS PROXY CARD, THE PROXY AGENTS WILL VOTE FOR PROPOSALS 1, 2 AND 3, AND, IN THEIR DISCRETION, UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

If you are voting by mail, please mark, sign and date this proxy card on the reverse side and return it promptly using the enclosed envelope.

Comments:

(If you noted comments above, please mark the corresponding box on the reverse side.) (Continued on the reverse side.)